UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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HENRY SCHEIN, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Henry Schein, Inc. (the “Company” or “Henry Schein”), to be held at 10:00 a.m., on Wednesday, May 28, 2014 at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747.

The Annual Meeting will be held for the following purposes:

1.	to consider the election of fifteen directors of the Company for terms expiring in 2015;

2.	to consider the approval, by non-binding vote, of the 2013 compensation paid to the Company’s Named Executive Officers (as defined in the proxy statement) (commonly known as a “say-on-pay” proposal);

3.	to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2014; and

4.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 31, 2014 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes the rules allow it to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Accordingly, stockholders of record at the close of business on March 31, 2014 will receive a Notice Regarding the Availability of Proxy Materials and may vote at the Annual Meeting and any adjournment or postponement of the meeting.

To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice Regarding the Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Any stockholder of record attending the Annual Meeting may vote in person, even if he or she previously voted over the Internet, by telephone or returned a completed proxy card.

Whether or not you expect to attend the meeting in person, your vote is very important. Please cast your vote regardless of the number of shares you hold. I believe that you can be proud, excited and confident to be a stockholder of Henry Schein. I look forward to discussing our plans for the Company’s future at the Annual Meeting, and I hope to see you there.

STANLEY M. BERGMAN

Chairman and Chief Executive Officer

Melville, New York

April 14, 2014

HENRY SCHEIN, INC.

135 DURYEA ROAD

MELVILLE, NEW YORK 11747

PROXY STATEMENT

The Board of Directors of Henry Schein, Inc. (the “Company”) has fixed the close of business on March 31, 2014 as the record date for determining the holders of the Company’s common stock, par value $0.01, entitled to notice of, and to vote at, the 2014 Annual Meeting of Stockholders (the “Annual Meeting”). As of that date, 85,526,976 shares of common stock were outstanding, each of which entitles the holder of record to one vote. The Notice of Annual Meeting, this proxy statement and the form of proxy are being made available to stockholders of record of the Company on or about April 14, 2014. A copy of our 2013 Annual Report to Stockholders is being made available with this proxy statement, but is not incorporated herein by reference.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for the election of directors (Proposal 1). A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of votes “AGAINST.” Abstentions and broker non-votes shall not constitute votes “FOR” or votes “AGAINST” a director, and thus will have no effect on the outcome of Proposal 1. Proposals 2 and 3 each require the affirmative “FOR” vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter. Broker non-votes will have no effect on the outcome of Proposals 2 and 3, but abstentions will have the same effect as a vote “AGAINST” each such proposal.

We will pay all expenses of this proxy solicitation. In addition to this proxy solicitation, proxies may be solicited in person or by telephone or other means (including by our directors or employees without additional compensation). We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in distributing proxy materials to the beneficial owners of shares held by such persons as stockholders of record.

If your shares of common stock are registered directly in your name with the Company’s transfer agent, you are considered, with respect to those shares, the stockholder of record. In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials to our stockholders on the Internet. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of these proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in these proxy materials. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, including a proxy card, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a participant in the Company’s 401(k) Plan and own shares of the Company’s common stock in your 401(k) Plan account as of the record date, you will receive, with respect to the number of shares held for your 401(k) Plan account as of the record date, a proxy card that will serve as a voting instruction to the trustee of the 401(k) Plan with respect to shares held for your account. Unless the proxy card is signed and returned, shares held in your 401(k) Plan account will not be voted.

Shares of common stock held in a stockholder’s name as the stockholder of record may be voted in person at the Annual Meeting. Shares of common stock held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy electronically via the Internet, by telephone or if you have requested a paper copy of these proxy materials, by returning the proxy card or voting instruction card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy or voting instructions when properly completed. In the event no directions are specified, such proxies and voting instructions will be voted “FOR” the nominees for election to the Board of Directors, “FOR” the say-on-pay proposal, “FOR” the ratification of BDO USA, LLP (“BDO USA”) as the Company’s independent registered public accountants for the fiscal year ending December 27, 2014 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting.

You may revoke or change your proxy or voting instructions at any time before the Annual Meeting. To revoke your proxy, send a written notice of revocation or another signed proxy with a later date to the Corporate Secretary of the Company at Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747 before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. To revoke your voting instructions, submit new voting instructions to your broker, trustee or nominee; alternatively, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, you may attend the Annual Meeting and vote in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has approved the fifteen persons named below as nominees for election at the Annual Meeting to serve as directors until the 2015 Annual Meeting of Stockholders and until their successors are elected and qualified. Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, where a majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Any executed proxies returned to the Company will be voted for the election of all of such persons except to the extent the proxy is specifically marked to withhold such authority with respect to one or more of such persons. All of the nominees for director currently serve as directors and were elected by the stockholders at the 2013 Annual Meeting of Stockholders, except for Dr. Rekow, who was recommended by the Nominating and Governance Committee and nominated by the Board of Directors on April 10, 2014 to serve as a director. All of the nominees have consented to be named and, if elected, to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted in the discretion of the persons acting pursuant to the proxy for the election of other nominees. Set forth below is certain information, as of March 31, 2014, concerning the nominees:

Name	Age	Position
Barry J. Alperin	73	Director
Gerald A. Benjamin	61	Executive Vice President, Chief Administrative Officer, Director
Stanley M. Bergman	64	Chairman, Chief Executive Officer, Director
James P. Breslawski	60	President, Chief Executive Officer of Henry Schein Global Dental, Director
Paul Brons	72	Director
Donald J. Kabat	78	Director
Philip A. Laskawy	73	Director
Karyn Mashima	60	Director
Norman S. Matthews	81	Director
Mark E. Mlotek	58	Executive Vice President, Chief Strategic Officer, Director
Steven Paladino	57	Executive Vice President, Chief Financial Officer, Director
Carol Raphael	71	Director
E. Dianne Rekow, DDS, Ph.D	69	Director Nominee
Bradley T. Sheares, Ph.D.	57	Director
Louis W. Sullivan, M.D.	80	Director

BARRY J. ALPERIN has been a director since 1996. Mr. Alperin, who is retired, served as Vice Chairman of Hasbro, Inc. from 1990 through 1995, as Co-Chief Operating Officer of Hasbro from 1989 through 1990 and as Senior Vice President or Executive Vice President of Hasbro from 1985 through 1989. He was a director of Hasbro from 1985 through 1996. Prior to joining Hasbro, Mr. Alperin practiced law in New York City for 20 years, dealing with corporate, public and private financial transactions, corporate mergers and acquisitions, compensation issues and securities law matters. The Company values Mr. Alperin’s financial expertise and his extensive experience in corporate and securities laws and corporate governance matters. Additionally, as the Company continues to grow through strategic acquisitions, the Board of Directors values Mr. Alperin’s experience leading Hasbro’s mergers and acquisitions and global expansion efforts. Mr. Alperin currently serves as a director of Fiesta Restaurant Group, Inc. (and is Chairman of its finance committee and a member of its audit and corporate governance and nominating committees) and Jefferies Group LLC (a global investment banking firm and a subsidiary of Leucadia National Corporation). Mr. Alperin is also a director of privately held corporations K’NEX Industries, Inc., a toy manufacturer, and Weeks Marine, Inc., a marine construction company (and its subsidiary McNally Construction Co., Inc.). During the past five years, Mr. Alperin served on the Board of Directors of K-Sea Transportation Partners L.P. and The Hain Celestial Group, Inc. He serves as a trustee and member of the Executive Committee of The Caramoor Center for Music and the Arts, President Emeritus and a Life Trustee of The Jewish Museum in New York City and is a past President of the New York Chapter of the American Jewish Committee where he also served as Chair of the audit committee of the national organization. Mr. Alperin also formerly served as Chairman of the Board of Advisors of the Tucker Foundation at Dartmouth College, was President of the Board of the Stanley Isaacs Neighborhood Center in New York City, was a trustee of the Hasbro Children’s Foundation, was President of the Toy Industry Association and was a member of the Columbia University Medical School Health Sciences Advisory Council.

GERALD A. BENJAMIN has been with the Company since 1988, in his current position as Executive Vice President and Chief Administrative Officer since 2000 and a director since 1994. He is also a member of our Executive Management Committee. Prior to holding his current position, from 1993 to 2000, Mr. Benjamin was Senior Vice President of Administration and Customer Satisfaction. Mr. Benjamin was Vice President of Distribution Operations from 1990 to 1992 and Director of Materials Management from 1988 to 1990. Before joining us in 1988, Mr. Benjamin was employed for 13 years at Estée Lauder, Inc. in various management positions, where his last position was Director of Materials Planning and Control. Mr. Benjamin brings experience to the Company’s

Board of Directors in the areas of global services, human resources, operations and leadership. Mr. Benjamin oversees operations at Henry Schein’s distribution centers in North America, Europe, Australia and New Zealand, including over 4.5 million square feet of distribution space. Mr. Benjamin also has guided our human resources and organizational development as the Company has grown to include more than 16,000 employees and operations or affiliates in 26 countries.

STANLEY M. BERGMAN has been with the Company since 1980, including as our Chairman and Chief Executive Officer since 1989 and as a director since 1982. He is also a member of our Executive Management Committee. Mr. Bergman held the position of President of the Company from 1989 to 2005. Mr. Bergman held the position of Executive Vice President from 1985 to 1989 and Vice President of Finance and Administration from 1980 to 1985. Mr. Bergman brings to the Company’s Board of Directors management and leadership experience. Mr. Bergman is a well-known, highly regarded leader in the global health care industry. He has expansive knowledge of the health care industry and macro-economic global conditions, maintains strategic relationships with chief executives and other senior management in the health care industry throughout the world and brings a unique and valuable perspective to the Board of Directors. During his tenure, Mr. Bergman has led the Company from sales of $600 million in 1995 to $9.6 billion in 2013. Mr. Bergman is active in numerous dental industry and professional associations, including the American Dental Association (where he served on the Oversight Committee of the Future of Dentistry Project and was awarded honorary membership) and The Forsyth Institute, the premiere oral health research institution in the United States. Mr. Bergman is also a member of the boards of numerous charitable organizations and active with philanthropic causes and social responsibility activities. Mr. Bergman is a Certified Public Accountant.

JAMES P. BRESLAWSKI has been with the Company since 1980, in his current position as our President since 2005 and as a director since 1992. He is also a member of our Executive Management Committee and the Chief Executive Officer of our Henry Schein Global Dental Group. Mr. Breslawski held the position of Executive Vice President and President of U.S. Dental from 1990 to 2005, with primary responsibility for the North American Dental Group. Between 1980 and 1990, Mr. Breslawski held various positions with us, including Chief Financial Officer, Vice President of Finance and Administration and Corporate Controller. Mr. Breslawski is responsible for the Company’s Global Dental and North American Medical businesses. Mr. Breslawski brings to the Company’s Board of Directors management and leadership experience. The Board of Directors is aided by Mr. Breslawski’s understanding of the health care business and his keen business acumen, leadership ability and interpersonal skills. Mr. Breslawski has served as Chairman of the Board of the American Dental Trade Association and President of the Dental Dealers of America. He is also a member of the Leadership Council, School of Dental Medicine at Harvard University, a former board member of the Dental Life Network (formerly the National Foundation of Dentistry for the Handicapped), a former member of the Board of Governors for St. John’s University and a former trustee of Long Island University. Mr. Breslawski is also a Certified Public Accountant.

PAUL BRONS has been a director since 2005. Between 1994 and 2002, Mr. Brons served as an executive board member of Akzo Nobel, N.V. From 1965 to 1994, Mr. Brons held various positions with Organon International BV, including President from 1983 to 1994 and Deputy President from 1979 to 1983. From 1975 to 1979, Mr. Brons served as the General Manager of the OTC operations of Chefaro. Both Organon and Chefaro operated within the Akzo Nobel group. Mr. Brons brings to the Company’s Board of Directors knowledge of the human and animal health pharmaceutical industry (a segment of our medical and animal health businesses) and experience with international business operations and relations. The Board of Directors is also aided by Mr. Brons’ knowledge of European business culture and his strategic focus on European health care issues. Mr. Brons was honored in 1996 by Her Majesty the Queen with the decoration of Knight of the Order of Lion of the Kingdom of the Netherlands, the country’s highest civilian order, conferred for his meritorious achievements for Akzo Nobel and other international activities. During the past five years, Mr. Brons served as Chairman of the Supervisory Boards of Akzo Nobel Netherlands and of Organon BioSciences Netherlands and as a member of the Board of Directors of Almirall S.A, an international pharmaceutical company, and of IBM Netherlands. He was also a member of the Board of Directors of the European Federation of Pharmaceutical Industry Associations.

DONALD J. KABAT has been a director since 1996. Mr. Kabat was the Chief Financial Officer of Central Park Skaters, Inc. from 1992 to 1995 and the President of D.J.K. Consulting Services, Inc. from 1995 to 2006. From 1970 to 1992, Mr. Kabat was a partner in Andersen Consulting (now known as Accenture PLC Ireland), where he practiced a broad array of specialty services including organization, profit improvement, process re-engineering and cost justification studies. With his prior experience as a Certified Public Accountant and partner at a global accounting firm, Mr. Kabat brings to the Company’s Board of Directors strong skills in corporate finance, accounting and risk management. During his consulting career with Andersen Consulting, Mr. Kabat helped launch an entirely new practice specialty called Change Management Services, which focused on human resource management encompassing methods to maintain continuous alignment of strategy, operations, culture and rewards. He was the recipient of the “Bravos” award for outstanding contribution to the Change Management practice. He has made numerous speeches, written articles and contributed chapters to specialized books (e.g., Budgeting: Key to Planning and Control; Management Controls for Professional Firms and The Change Management Handbook.). Mr. Kabat also serves on the boards, and chairs committees, of several not-for-profit organizations.

PHILIP A. LASKAWY has been a director since 2002 and has served as our Lead Director since 2012. Mr. Laskawy joined the accounting firm of Ernst & Young LLP (now known as EY LLP) in 1961 and served as a partner in the firm from 1971 to 2001, when he retired. Mr. Laskawy served in various senior management positions at Ernst & Young, including Chairman and Chief Executive Officer, to which he was appointed in 1994. Mr. Laskawy currently serves on the Board of Directors of Lazard Ltd. (and is Chairman of its compensation committee and is a member of its audit committee) and Loews Corporation (and is a member of its audit committee). As a Certified Public Accountant with over 50 years of experience, Mr. Laskawy brings to the Company’s Board of Directors exceptional skills in corporate finance and accounting, corporate governance, compliance, disclosure and international business conduct. Mr. Laskawy served on the American Institute of Certified Public Accountants to review and update rules regarding auditor independence. In 2006 and 2007, he served as Chairman of the International Accounting Standards Committee Foundation, which was created by the SEC and sets accounting standards in more than 100 countries, and he served as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. Mr. Laskawy also serves on the boards of non-profit organizations. During the past five years, Mr. Laskawy served on the Board of Directors of General Motors Corporation and was the Non-Executive Chairman of Federal National Mortgage Association (Fannie Mae).

KARYN MASHIMA has been a director since 2008. Ms. Mashima, a private consultant, served as the Senior Vice President, Strategy and Technology of Avaya Inc. from 2000 to 2009. Prior to holding such position at Avaya, from 1994 to 2000, Ms. Mashima held similar positions with the Enterprise Communications unit of Lucent Technologies and AT&T. Ms. Mashima was Vice President of Marketing at Proteon Technologies, Inc. from 1992 to 1994 and Vice President of Marketing at Network Equipment Technologies, Inc. from 1990 to 1992. From 1984 to 1990, Ms. Mashima was Product and Marketing Manager at Hewlett-Packard Company. From 1981 to 1984, Ms. Mashima was employed at Xerox Corp., where her last position was Product Manager of Xerox’s Office Systems division. Ms. Mashima brings to the Company’s Board of Directors extensive executive experience with respect to technology strategies, business planning, market assessment, product development and competitive analysis. With technology (including value-added services) being one of the Company’s key business groups, the Board of Directors values Ms. Mashima’s insight regarding future technological needs of the Company, particularly as the health care industry continues to expand into electronic health records. Additionally, Ms. Mashima has extensive experience in mergers and acquisitions and international business operations and relations. Ms. Mashima is a recognized industry leader, and frequently presents at major industry conferences. She was named a Woman of Influence for 2005 by NJBiz magazine and to the First Annual List of Tech Women to Watch by the executive search firm Christian & Timbers. Ms. Mashima is a member of Women’s Corporate Directors International.

NORMAN S. MATTHEWS has been a director since 2002. Since 1989, Mr. Matthews has worked as an independent consultant and venture capitalist. From 1978 to 1988, Mr. Matthews served in various senior management positions for Federated Department Stores, Inc., including President from 1987 to 1988. Mr. Matthews currently serves on the Board of Directors of Duff & Phelps Corp., Spectrum Brands, Inc. (as Chairman of its nominating and governance committee) and as Chairman of the Board of The Children’s Place Retail Stores, Inc. Mr. Matthews brings to the Company’s Board of Directors extensive experience in strategic marketing and sales with over 30 years of experience as a senior business leader in marketing and merchandising at large public companies and valuable expertise in compensation programs and strategy. Mr. Matthews is director emeritus of Sunoco, Inc., Toys ‘R’ Us, Inc., and Federated Department Stores, Inc. and a trustee emeritus at the American Museum of Natural History. In 2005, Mr. Matthews was named as one of eight outstanding directors by the Outstanding Directors Exchange (an annual award voted on by peer directors and awarded to an outstanding director for the key role he played during a crisis, business transformation or turnaround). During the past five years, Mr. Matthews served on the Boards of Directors of The Progressive Corporation and Finlay Fine Jewelry Corporation.

MARK E. MLOTEK has been with the Company since 1994, in his current position as our Executive Vice President and Chief Strategic Officer since 2004 and as a director since 1995. He is also a member of our Executive Management Committee. Prior to his current position, from 2000 to 2004, Mr. Mlotek was Senior Vice President of Corporate Business Development and, from 1994 to 1999, he was Vice President, General Counsel and Secretary. Prior to joining us, from 1989 to 1994, Mr. Mlotek was a partner in the law firm of Proskauer Rose LLP, the Company’s principal law firm and one of the largest firms in the nation, specializing in mergers and acquisitions, corporate reorganizations and tax law. As the Company continues to grow through strategic acquisitions, the Board of Directors values Mr. Mlotek’s extensive legal, merger and acquisition and business development experience as well as his drive for innovation and his entrepreneurial spirit. Mr. Mlotek also manages the Company’s important supplier partnership arrangements and strategic planning function.

CAROL RAPHAEL has been a director since 2012. Ms. Raphael currently serves as a Senior Advisor for Manatt Health Solutions, the interdisciplinary policy and business advisory division of Manatt, Phelps & Phillips, LLP, a leading law firm in the United States. Ms. Raphael served as the President and Chief Executive Officer of Visiting Nurse Service of New York from 1989 to 2011. Prior to Visiting Nurse Service of New York, Ms. Raphael held executive positions at Mt. Sinai Medical Center and in New York City government. In March 2013, Ms. Raphael was appointed by President Obama as a member of the Commission on Long-Term Care. Ms. Raphael chairs the New York eHealth Collaborative. Ms. Raphael is the Chair of the Long-Term Quality Alliance and a member of the National Quality Forum Coordinating Committee, where she chairs its Post-Acute/Long-Term Care Workgroup. As a nationally recognized industry leader, Ms. Raphael brings to the Company’s Board of Directors extensive knowledge and experience in health care policy, home health care (particularly chronic, long-term and end-of-life care), economics and management, nursing and health information technology. Ms. Raphael’s strategic insights into the health care needs of an aging patient group and her invaluable experience advancing the adoption of health information technology will assist the Company in its strategic plan for growth. Ms. Raphael currently serves on several non-profit boards, including Primary Care Development Corporation, Pace University and the Medicare Rights Center, and as Vice-Chair of AARP’s board. Ms. Raphael is also a member of several advisory boards, including the Harvard School of Public Health’s Health Policy Management Executive Council and the New York City Age-Friendly Commission. Ms. Raphael previously served on the Boards of Lifetime Blue Cross/Blue Shield, Future Health, the American Foundation for the Blind, the New York City Citizens Budget Commission and the New York University School of Nursing Advisory Board, and was an Advanced Leadership Fellow at Harvard University in 2012. Ms. Raphael co-edited the book Home Based Care for the New Century, was a Visiting Fellow at the Kings Fund in the United Kingdom and was listed in Crain’s New York Business 50 Most Powerful Women in New York City in 2009.

E. DIANNE REKOW, DDS, PH.D was nominated by the Board of Directors on April 10, 2014 for election as a director at the Annual Meeting, following recommendation by the Nominating and Governance Committee. Dr. Rekow is Dean of the Dental Institute at King’s College London and Professor of Orthodontics. From 2002 to 2012, Dr. Rekow was a Professor of Orthodontics at New York University (NYU), during which time she was Senior Vice Provost of Engineering Technology at NYU (2008 to 2012) and was Provost of Polytechnic Institute of NYU (2009 to 2012). Dr. Rekow has been President of both the International Association for Dental Research and the American Association of Dental Research and, since 2000, has been an American Dental Association Consultant to the Council on Scientific Affairs. In 2011, she was elected to the Faculty of Dental Surgery of the Royal College of Surgeons (England). Dr. Rekow is an internationally known authority on the performance of new materials and products for use in aesthetic and restorative dentistry and was one of the early pioneers in digital dentistry, capitalizing on her engineering education and industry experience. Dr. Rekow’s team has also carried out research into the use of bio-engineered tissue to facilitate bone replacement in people who have been disfigured by disease or developmental defects. Dr. Rekow holds a number of patents in the dental field and is the author of, or contributor to, more than one hundred publications. Dr. Rekow brings to the Company’s Board of Directors extensive experience with dental product development and knowledge of innovative clinical dental practices. Additionally, the Board of Directors values Dr. Rekow’s insights into the needs of future dental practitioners and the global dental industry.

STEVEN PALADINO has been with the Company since 1987, in his current position as our Executive Vice President and Chief Financial Officer since 2000 and as a director since 1992. He is also a member of our Executive Management Committee. Prior to holding his current position, from 1993 to 2000, Mr. Paladino was Senior Vice President and Chief Financial Officer, from 1990 to 1992, he served as Vice President and Treasurer and, from 1987 to 1990, he served as Corporate Controller. Before joining us, Mr. Paladino was employed as a Certified Public Accountant for seven years, most recently with the international accounting firm of BDO Seidman LLP (now known as BDO USA, LLP). Mr. Paladino brings to the Company’s Board of Directors extensive financial, accounting and industry expertise and a strong, credible reputation within the financial industry. Mr. Paladino’s responsibilities with the Company include the corporate oversight and strategic direction of business units as well as direct responsibility for corporate financial services. These corporate financial services include financial reporting, financial planning, treasury, investor relations, internal audit and taxation. Mr. Paladino also has responsibility for Henry Schein Financial Services which provides financial business solutions to our customers and also works with the corporate business development group on mergers and acquisition activities. Mr. Paladino’s skills in corporate finance and accounting, the depth and breadth of his exposure to complex financial issues and his long-standing relationships with the financial community are valued by the Board of Directors.

BRADLEY T. SHEARES, PH.D has been a director since 2010. Dr. Sheares served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., from 2007 through its acquisition by GlaxoSmithKline plc in 2007. Prior to joining Reliant, from 2001 until 2006, Dr. Sheares served as President of U.S. Human Health for Merck & Co. As a member of Merck’s management committee, Dr. Sheares had responsibility for formulating global business strategies, operations management and the development and implementation of corporate policies. He is also a director of Honeywell International (and is a member of its management development and compensation committee and retirement plan committee) and is a director and Chairman of the compensation committees at both The Progressive Corporation and Covance Inc. As the former Chief Executive Officer of Reliant Pharmaceuticals and with 20 years in the pharmaceutical industry (part of our medical and animal health businesses), Dr. Sheares brings to the Company’s Board of Directors extensive health care knowledge and experience in sales, marketing, brand management, research and development, complex regulatory and legal issues, risk management and mergers and acquisitions. As a director of other public companies, Dr. Sheares has been involved in succession planning, compensation, employee management and the evaluation of acquisition opportunities. During the past five years, Dr. Sheares served on the Board of Directors of IMS Health Incorporated.

LOUIS W. SULLIVAN, M.D. has been a director since 2003. Dr. Sullivan is President Emeritus of Morehouse School of Medicine. From 1981 to 1989 and from 1993 to 2002, Dr. Sullivan was President of Morehouse School of Medicine. From 1989 to 1993, Dr. Sullivan served as U.S. Secretary of Health and Human Services. Dr. Sullivan currently serves on the Board of Directors of United Therapeutics Corporation (as a member of its compensation committee, nominating and governance committee and scientific committee) and Emergent BioSolutions Inc. (as Chair of its compensation committee and as a member of its nominating and corporate governance committee). As the Company continues to develop relationships with medical, dental and veterinary universities and seeks to be awarded governmental bids, Dr. Sullivan’s extensive experience in government and governmental relations, in-depth knowledge of health care and health care policy and inside view of health care in academia is extremely beneficial to the Board of Directors. Dr. Sullivan served as Chair of the President’s Commission on Historically Black Colleges and Universities from 2002 to 2009, and was Co-chair of the President’s Commission on HIV and AIDS from 2001 to 2006. Dr. Sullivan is the founding dean of Morehouse School of Medicine, the founding president of the Association of Minority Health Professions Schools and is a member of the boards of numerous charitable organizations. Dr. Sullivan is the recipient of more than 60 honorary degrees. During the past five years, Dr. Sullivan served on the Board of Directors of BioSante Pharmaceuticals, Inc.

Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, where a majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

During the fiscal year ended December 28, 2013 (“fiscal 2013”), the Board of Directors held seven meetings. The Board of Directors has an Audit Committee, Compensation Committee, Nominating and Governance Committee and a Strategic Advisory Committee. During fiscal 2013, the Audit Committee held four meetings, the Compensation Committee held six meetings, the Nominating and Governance Committee held two meetings and the Strategic Advisory Committee held four meetings. During fiscal 2013, each director attended at least 75% of the meetings of the Board of Directors and 100% of the meetings of the committees on which such directors served. Each of the committees of the Board of Directors acts pursuant to a separate written charter adopted by the Board of Directors.

Independent Directors

The Board of Directors has affirmatively determined that Messrs. Alperin, Brons, Kabat, Laskawy and Matthews, Mses. Mashima and Raphael and Drs. Rekow, Sheares and Sullivan are “independent,” as defined under Rule 5605(a)(2) of The NASDAQ Stock Market (“NASDAQ”).

Independent directors, as defined under NASDAQ’s Rule 5605(a)(2), meet at regularly scheduled executive sessions without members of Company management present.

Audit Committee

The Audit Committee currently consists of Messrs. Kabat (Chairman), Alperin and Laskawy. All of the members of the Audit Committee are independent directors as defined under NASDAQ’s Rule 5605(a)(2). The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert,” as defined under the rules of the SEC and, as such, each satisfy the requirements of NASDAQ’s Rule 5605(c)(2)(A).

The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) our audits and (iii) the integrity of our financial statements on behalf of the Board of Directors, including the review of our consolidated financial statements and the adequacy of our internal controls. In fulfilling its responsibility, the Audit Committee has direct and sole responsibility, subject to stockholder approval, for the appointment, compensation, oversight and termination of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. Additionally, the Audit Committee oversees those aspects of risk management and legal and regulatory compliance monitoring processes, which may impact our financial reporting. The Audit Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities. The Audit Committee meets at least four times each year and periodically meets separately with management, internal auditors and the independent registered public accounting firm to discuss the results of their audit or review of the Company’s consolidated financial statements, their evaluation of our internal controls, the overall quality of the Company’s financial reporting, our critical accounting policies and to review and approve any related party transactions. We maintain procedures for the receipt, retention and the handling of complaints, which the Audit Committee established. The Audit Committee operates under a charter available on our Internet website at www.henryschein.com, under the “About Henry Schein-Corporate Governance” caption.

Compensation Committee

The Compensation Committee currently consists of Messrs. Alperin (Chairman), Kabat and Matthews. The Compensation Committee reviews and approves (i) all incentive and equity-based compensation plans in which officers or employees may participate, (ii) the Company’s employee and executive benefits plans, and all related policies, programs and practices and (iii) arrangements with executive officers relating to their employment relationships with the Company, including, without limitation, employment agreements, severance agreements, supplemental pension or savings arrangements, change in control agreements and restrictive covenants. In addition, the Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation and benefit plans, policies and programs. Each member of the Compensation Committee is an independent director as defined under NASDAQ’s Rule 5605(a)(2), “non-employee director” as defined under the SEC’s rules and “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may form subcommittees, consisting of members of the Committee, and delegate authority to such subcommittees as it deems appropriate. The Compensation Committee operates under a charter available on our Internet website at www.henryschein.com, under the “About Henry Schein-Corporate Governance” caption.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of an independent compensation consultant, Pearl Meyer & Partners (“PM&P”). PM&P has also assisted the Compensation Committee with several special projects, including advice on director compensation. PM&P does no other work for the Company.

The Compensation Committee retains PM&P directly, and PM&P reports directly to the Compensation Committee. However, in carrying out its assignments and during the course of providing services to the Compensation Committee, PM&P may interact with Company management when necessary and appropriate in order to obtain relevant compensation and performance data for the executives and the Company. In addition, PM&P has the discretion to seek input and feedback from Company management regarding PM&P’s work product and analysis prior to presenting such information to the Compensation Committee in order to confirm PM&P’s understanding of the Company’s business strategy or identify data questions or other similar issues, if any.

The Compensation Committee, with the assistance and independent advice from PM&P, annually reviews competitive compensation data prepared by Towers Watson, a professional services/human resources consulting company which provides a number of services to the Company.

The Compensation Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Messrs. Laskawy (Chairman) and Alperin and Dr. Sullivan. The purpose of the Nominating and Governance Committee is to identify individuals qualified to become Board of Directors members, recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, determine the criteria for selecting new directors and oversee the evaluation of the Board of Directors. In addition, the Nominating and Governance Committee reviews and reassesses our corporate governance procedures and practices and recommends any proposed changes to the Board of Directors for its consideration. The Nominating and Governance Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities. All of the members of the Nominating and Governance Committee are independent directors as defined under NASDAQ’s Rule 5605(a)(2). The Nominating and Governance Committee operates under a charter available on the Company’s Internet website at www.henryschein.com, under the “About Henry Schein-Corporate Governance” caption.

The Nominating and Governance Committee will consider for nomination to the Board of Directors candidates suggested by stockholders, provided that such recommendations are delivered to the Company, together with the information required to be filed in a proxy statement with the SEC regarding director nominees and each such nominee’s consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals. Our policy is to consider nominations to the Board of Directors from stockholders who comply with the procedures set forth in the Company’s Amended and Restated Certificate of Incorporation, as amended, for nominations at the Company’s Annual Meeting of Stockholders and to consider such nominations using the same criteria it applies to evaluate nominees recommended by other sources. To date, we have not received any recommendations from stockholders requesting that the Nominating and Governance Committee consider a candidate for inclusion among the Committee’s slate of nominees in the Company’s proxy statement.

In evaluating director nominees, the Nominating and Governance Committee currently considers the following factors:

•	the needs of the Company with respect to the particular talents, expertise and diversity of its directors;

•

the knowledge, skills, reputation and experience of nominees, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	familiarity with businesses similar or analogous to the Company; and

•	experience with accounting rules and practices, and corporate governance principles.

The Nominating and Governance Committee, in accordance with its charter, seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of not only skills and experience, but also diversity in gender, culture and geography. The Nominating and Governance Committee assesses the effectiveness of its diversity and other policies by annually reviewing the nominees for director to the Company’s Board of Directors to determine if such nominees satisfy the Company’s then-current needs. The Nominating and Governance Committee may also consider such other factors that it deems are in the best interests of the Company and its stockholders. The Nominating and Governance Committee determined that the nominees for election at the Annual Meeting to serve as directors satisfy the Company’s current needs.

The Nominating and Governance Committee identifies nominees by evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee, and discusses with the Board of Directors suggestions as to individuals that meet the criteria. In addition, the Nominating and Governance Committee has the authority to retain third party search firms to evaluate or assist in identifying or evaluating potential nominees.

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Nominating and Governance Committee evaluates the performance of the Board of Directors as a whole. The evaluation process, which occurs at least annually, includes a survey of the individual views of all directors, which are then shared with the full Board of Directors. In addition, each of the committees of the Board of Directors performs a similar annual self-evaluation.

Strategic Advisory Committee

The Strategic Advisory Committee currently consists of Messrs. Matthews (Chairman), Brons and Laskawy, Ms. Mashima and Drs. Sheares and Sullivan. The purpose of the Strategic Advisory Committee is to provide advice to the Board of Directors and to our management regarding the monitoring and implementation of our corporate strategic plan, as well as general strategic planning. All of the members of the Strategic Advisory Committee are independent directors as defined under NASDAQ’s Rule 5605(a)(2). The Strategic Advisory Committee operates under a charter available on our Internet website at www.henryschein.com, under the “About Henry Schein-Corporate Governance” caption.

Board of Directors’ Leadership Structure

Since 1989, the Company has employed a traditional board leadership model, with our Chief Executive Officer also serving as Chairman of our Board of Directors. We believe this traditional leadership structure benefits our Company. A combined Chairman/CEO role helps provide strong, unified leadership for our management team and Board of Directors. Our customers, stockholders, suppliers and other business partners have always viewed our Chairman/CEO as a visionary leader in our industry, and we believe that having a single leader for the Company is good for our business.

We also believe that strong, independent Board of Director leadership is a critical aspect of effective corporate governance. Accordingly, in 2012, the Board of Directors amended the Company’s Corporate Governance Guidelines and designated Mr. Laskawy to serve as Lead Director. As specified in our Corporate Governance Guidelines the role and duties of the Lead Director include:

•	presiding at all executive sessions of the independent directors and calling meetings of the independent directors;

•	acting as a liaison among the members of the Board of Directors, Chief Executive Officer and management;

•	coordinating information sent to the Board of Directors;

•	coordinating meeting agendas and schedules for the Board of Directors to assure that there is sufficient time for discussion of all agenda items;

•	conferring with the Chief Executive Officer, as appropriate; and

•	being available for consultation with our stockholders, as appropriate.

(See “Corporate Governance Guidelines” set forth below.)

We believe that a single leader serving as Chairman and Chief Executive Officer, together with an experienced Lead Director, is the best governance model for our Company and our stockholders.

Our Board of Directors’ committees, each comprised solely of independent directors and each with a separate Chairman, are the Audit, Compensation, Nominating and Governance and Strategic Advisory Committees. The Audit Committee oversees the accounting and financial reporting processes, legal and compliance matters relating to financial reporting and the Company’s risk management processes. The Compensation Committee oversees the annual performance evaluation of our Chairman/CEO and senior management. The Nominating and Governance Committee monitors matters such as the composition of the Board of Directors and its committees, Board performance and “best practices” in corporate governance and is also responsible for overseeing succession planning. The Strategic Advisory Committee oversees and monitors the implementation of our corporate strategic plan as well as general strategic planning.

Our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. The atmosphere of our Board of Directors is collegial, all Board members are well engaged in their responsibilities, and all Board members express their views and consider the opinions expressed by other directors. We do not believe that appointing an independent Board Chairman would improve the performance of the Board of Directors.

The Board of Directors is responsible for selecting the Chairman/CEO. The Chairman/CEO establishes the agenda for each meeting of the Board of Directors (in coordination with the Chairman of the Nominating and Governance Committee/Lead Director) and presides at Board of Directors’ and stockholders’ meetings. The Chairman of the Nominating and Governance Committee/Lead Director takes input from the other independent directors when setting the agenda for the independent sessions.

On an annual basis, as part of our governance review and succession planning, the Nominating and Governance Committee evaluates our leadership structure to ensure that it remains the optimal structure for our Company and our stockholders. We recognize that different board of directors’ leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. We believe our current leadership structure—where our Chief Executive Officer serves as Chairman of the Board of Directors, our Board is comprised of experienced independent directors, including a Lead Director, our Board committees are led by independent directors and our independent directors hold regular meetings in executive session—is most appropriate and remains the optimal structure for our Company and our stockholders and has contributed to our Company’s compounded growth rates for sales and net income since becoming a public company in 1995.

Board of Directors’ Role in Oversight of Risk

Risk oversight is provided by a combination of our full Board of Directors and by the Board’s committees (the Audit, the Compensation, the Nominating and Governance and the Strategic Advisory Committees, each of which is made up entirely of independent directors). The Audit Committee takes the lead risk oversight role, focusing primarily on risk management related to monitoring and controlling the Company’s financial risks (i.e., the Committee oversees those aspects of risk management and legal and regulatory compliance monitoring processes, which may impact the Company’s financial reporting) as well as related to financial accounting and reporting risks. The Compensation Committee focuses primarily on human capital matters such as executive compensation plans and executive agreements. The Nominating and Governance Committee focuses on succession planning, director nomination criteria and candidate identification as well as on evaluation of our corporate governance procedures and practices including performance evaluation of our Board of Directors and executive management. Finally, the Strategic Advisory Committee focuses primarily on the Company’s strategic and business development plans including the risks associated with those plans.

The Company’s Executive Management Committee has responsibility to oversee and actively manage material risks to the Company (including, without limitation, strategic, development, business, operational, human, financial and regulatory risks) as an integral part of the Company’s business planning, succession planning and management processes. Members of the management team provide quarterly reports to the Audit Committee on select risk management topics and the Chairman of the Audit Committee reports on these topics to the full Board of Directors.

The Company’s management has a longstanding commitment to employing and imbedding sound risk management practices and disciplines into its business planning and management processes throughout the Company to better enable achievement of the Company’s strategic, business, operational, financial and compliance objectives as well as to achieve and maintain a competitive advantage in the marketplace.

Stockholder Communications

Stockholders who wish to communicate with the Board of Directors may do so by writing to the Corporate Secretary of the Company at Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747. The office of the Corporate Secretary will receive the correspondence and forward it to the Chairman of the Nominating and Governance Committee/Lead Director or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate.

Our policy is to encourage our Board of Directors’ members to attend the Annual Meeting of Stockholders, and all of the directors then standing for election attended the 2013 Annual Meeting of Stockholders.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our Internet website at www.henryschein.com, under the “About Henry Schein-Corporate Governance” caption. Our Corporate Governance Guidelines address topics such as (i) role of the Board of Directors, (ii) director responsibilities, (iii) Board of Directors’ composition, (iv) definition of independence, (v) lead director, (vi) committees, (vii) selection of Board of Directors nominees, (viii) orientation and continuing education of directors, (ix) executive sessions of independent directors, (x) management development and succession planning, (xi) Board of Directors’ compensation, (xii) attendance of directors at the Annual Meeting of Stockholders, (xiii) Board of Directors access to management and independent advisors, (xiv) annual evaluation of Board of Directors and committees, (xv) submission of director resignations and (xvi) communicating with the Board of Directors.

Among other things, the Company’s Corporate Governance Guidelines provide that it is the Board of Directors’ policy to periodically review issues related to the selection and performance of the Chief Executive Officer. At least annually, the Chief Executive Officer must report to the Board of Directors on the Company’s program for management development and on succession planning. In addition, the Board of Directors and Chief Executive Officer shall periodically discuss the Chief Executive Officer’s recommendations as to a successor in the event of the sudden resignation, retirement or disability of the Chief Executive Officer.

The Company’s Corporate Governance Guidelines also provide that it is the Board of Directors’ policy that, in light of the increased oversight and regulatory demands facing directors, directors must be able to devote sufficient time to carrying out their duties and responsibilities effectively. Accordingly, directors should not serve on more than five other boards of public companies in addition to the Company’s Board of Directors.

Code of Ethics

In addition to our Worldwide Business Standards applicable to all employees, we have adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Controller (if any) and Vice President of Corporate Finance (if any), or persons performing similar functions. The Code of Ethics is posted on our Internet website at www.henryschein.com, under the “About Henry Schein-Corporate Governance” caption. We will disclose on our website any amendment to, or waiver of, a provision of the Code of Ethics for Senior Financial Officers, or persons performing similar functions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of our common stock (excluding restricted stock units) as of March 31, 2014 by (i) each person we know is the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each nominee for director of the Company, (iv) our Chief Executive Officer, our Chief Financial Officer and each of the other three most highly paid executive officers serving as of December 31, 2013 (the “Named Executive Officers”) and (v) all directors and executive officers as a group.

	Shares Beneficially Owned
Names and Addresses[1]	Number	Percent of Class

Barry J. Alperin[2]	49,939	*

Gerald A. Benjamin[3]	52,689	*

Stanley M. Bergman[4]	716,206	0.8%

James P. Breslawski[5]	82,127	*

Paul Brons[6]	32,438	*

Donald J. Kabat[7]	37,248	*

Stanley Komaroff[8]	38,544	*

Philip A. Laskawy[9]	42,114	*

Karyn Mashima[10]	21,902	*

Norman S. Matthews[11]	61,748	*

Mark E. Mlotek[12]	25,172	*

Steven Paladino[13]	54,853	*

Carol Raphael[14]	750	*

E. Dianne Rekow, DDS, Ph.D15	200	*

Bradley T. Sheares, Ph.D.[16]	4,048	*

Louis W. Sullivan, M.D.[17]	60,588	*

FMR LLC[18]	7,690,466	9.0%

T. Rowe Price Associates, Inc.[19]	7,146,895	8.3%

BlackRock, Inc.[20]	5,709,989	6.7%

The Vanguard Group, Inc.[21]	4,795,594	5.6%

Directors and Executive Officers as a Group (25 persons)[22]	1,509,716	1.8%

* Represents less than 0.5%.

1Unless otherwise indicated, the address for each person is c/o Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747.

2 Represents (i) 16,253 shares owned directly and over which he has sole voting and dispositive power, (ii) outstanding options to purchase 29,575 shares that either are exercisable or will become exercisable within 60 days and (iii) 4,111 shares held in his Non-Employee Director Deferred Compensation Plan account. Additionally, Mr. Alperin holds 8,851 restricted stock units that vest more than 60 days from March 31, 2014.

3 Represents (i) 30,675 shares owned directly and over which he has sole voting and dispositive power, (ii) outstanding options to purchase 19,121 shares that either are exercisable or will become exercisable within 60 days and (iii) 2,893 shares held in a 401(k) Plan account. Additionally, Mr. Benjamin holds 39,246 restricted stock units that vest more than 60 days from March 31, 2014.

4 Represents (i) 374 shares that Mr. Bergman owns directly and over which he has sole voting and dispositive power, (ii) 4,400 shares held in a 401(k) Plan account, (iii) 609,472 shares over which Marion Bergman, Mr. Bergman’s wife, has shared voting and dispositive power as co-trustee of the Bergman Family 2010 Trust 2, (iv) 1,120 shares owned by Mr. Bergman’s wife over which Mr. Bergman has shared voting and dispositive power and (v) 100,840 shares owned by a limited liability company over which Mr. and Mrs. Bergman have voting and dispositive power. Additionally, Mr. Bergman holds 157,758 restricted stock units that vest more than 60 days from March 31, 2014. Including his restricted stock units, Mr. Bergman beneficially owns 1.0% of the outstanding shares of common stock of the Company.

5 Represents (i) 78,671 shares owned directly and over which he has sole voting and dispositive power and (ii) 3,456 shares held in a 401(k) Plan account. Additionally, Mr. Breslawski holds 42,402 restricted stock units that vest more than 60 days from March 31, 2014.

6 Represents (i) 10,363 shares owned directly and over which he has sole voting and dispositive power and (ii) outstanding options to purchase 22,075 shares that either are exercisable or will become exercisable within 60 days. Additionally, Mr. Brons holds 8,851 restricted stock units that vest more than 60 days from March 31, 2014.

7 Represents (i) 2,481 shares owned directly and over which he has sole voting and dispositive power, (ii) 1,000 shares held indirectly over which Mr. Kabat and his wife are co-trustees for the benefit of his wife and over which Mr. Kabat has shared voting and dispositive power, (iii) outstanding options to purchase 32,075 shares that either are exercisable or will become exercisable within 60 days and (iv) 1,692 shares held in his Non-Employee Director Deferred Compensation Plan account. Additionally, Mr. Kabat holds 8,851 restricted stock units that vest more than 60 days from March 31, 2014.

8 Represents (i) 24,397 shares owned directly and over which he has sole voting and dispositive power, (ii) outstanding options to purchase 13,757 shares that either are exercisable or will become exercisable within 60 days and (iii) 390 shares held in a 401(k) Plan account. Additionally, Mr. Komaroff holds 36,615 restricted stock units that vest more than 60 days from March 31, 2014.

9 Represents (i) 8,692 shares owned directly and over which he has sole voting and dispositive power, (ii) 4,000 shares owned indirectly by Mr. Laskawy’s wife over which he has shared voting and dispositive power, (iii) outstanding options to purchase 15,438 shares that either are exercisable or will become exercisable within 60 days and (iv) 13,984 shares held in his Non-Employee Director Deferred Compensation Plan account. Additionally, Mr. Laskawy holds 8,851 restricted stock units that vest more than 60 days from March 31, 2014.

10 Represents (i) 10,418 shares owned directly and over which she has sole voting and dispositive power, (ii) outstanding options to purchase 8,987 shares that either are exercisable or will become exercisable within 60 days and (iii) 2,497 shares held in her Non-Employee Director Deferred Compensation Plan account. Additionally, Ms. Mashima holds 8,851 restricted stock units that vest more than 60 days from March 31, 2014.

11 Represents (i) 14,492 shares owned directly and over which he has sole voting and dispositive power, (ii) 9,400 shares owned indirectly by Mr. Matthews’ wife and Peter Banks, as trustees of a trust for the benefit of Mr. Matthews’ wife over which he has shared voting and dispositive power, (iii) outstanding options to purchase 22,075 shares that either are exercisable or will become exercisable within 60 days and (iv) 15,781 shares held in his Non-Employee Director Deferred Compensation Plan account. Additionally, Mr. Matthews holds 8,851 restricted stock units that vest more than 60 days from March 31, 2014.

12 Represents (i) 17,500 shares owned directly and over which he has sole voting and dispositive power, (ii) 800 shares owned indirectly by Mr. Mlotek’s children over which he has shared voting and dispositive power, (iii) outstanding options to purchase 4,824 shares that either are exercisable or will become exercisable within 60 days and (iv) 2,048 shares held in a 401(k) Plan account. Additionally, Mr. Mlotek holds 37,878 restricted stock units that vest more than 60 days from March 31, 2014.

13 Represents (i) 51,509 shares owned directly and over which he has sole voting and dispositive power and (ii) 3,344 shares held in a 401(k) Plan account. Additionally, Mr. Paladino holds 39,246 restricted stock units that vest more than 60 days from March 31, 2014.

14 Represents 750 shares owned directly and over which she has sole voting and dispositive power. Additionally, Ms. Raphael holds 6,052 restricted stock units that vest more than 60 days from March 31, 2014.

15 Represents 200 shares owned directly and over which she has sole voting and dispositive power.

16 Represents 4,048 shares owned directly and over which he has sole voting and dispositive power. Additionally, Mr. Sheares holds 8,851 restricted stock units that vest more than 60 days from March 31, 2014.

17 Represents (i) 13,697 shares owned directly and over which he has sole voting and dispositive power, (ii) outstanding options to purchase 37,075 shares that either are exercisable or will become exercisable within 60 days and (iii) 9,816 shares held in his Non-Employee Director Deferred Compensation Plan account. Additionally, Dr. Sullivan holds 8,851 restricted stock units that vest more than 60 days from March 31, 2014.

18 The principal office of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. The foregoing information regarding the stock holdings of FMR LLC and its affiliates is based on an amended Schedule 13G filed by FMR LLC with the SEC on February 14, 2014.

19 The principal office of T. Rowe Price Associates, Inc. (“Price Associates”) is 100 East Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser, with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The foregoing information regarding the stock holdings of Price Associates and its affiliates is based on an amended Schedule 13G filed by Price Associates with the SEC on February 13, 2014.

20 The principal office of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. The foregoing information regarding the stock holdings of BlackRock, Inc. is based on an amended Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2014.

21 The principal office of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information regarding the stock holdings of Vanguard is based on a Schedule 13G filed by Vanguard with the SEC on February 11, 2014.

22 Includes (i) with respect to all directors and Named Executive Officers, (a) 993,452 shares, directly or indirectly, beneficially owned, including restricted common stock, (b) 64,412 shares held in 401(k) Plan accounts and in Non-Employee Director Deferred Compensation Plan accounts, as applicable and (c) outstanding options to purchase 200,178 shares that either are exercisable or will become exercisable within 60 days and (ii) with respect to all executive officers that are not Named Executive Officers or directors, (a) 132,150 shares, directly or indirectly, beneficially owned, including restricted common stock, (b) 7,903 shares held in 401(k) Plan accounts and (c) outstanding options to purchase 111,081 shares that either are exercisable or will become exercisable within 60 days. Additionally, (i) all directors and Named Executive Officers collectively hold 392,127 restricted stock units that vest more than 60 days from March 31, 2014 and (ii) all executive officers that are not Named Executive Officers or directors collectively hold 143,471 restricted stock units that vest more than 60 days from March 31, 2014. Including these restricted stock units, directors and executive officers as a group beneficially own 2.4% of the outstanding shares of common stock of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers and directors are required under the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership of common stock of the Company with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, except as described in the following sentence, the Company believes that during fiscal 2013 the executive officers and directors of the Company timely complied with all applicable filing requirements. During an ordinary course review of the Section 16 reports filed by the Company’s executive officers and directors, the Company discovered that Form 4s relating to exempt transactions involving (i) cash-only settled derivative securities under the Company’s Supplemental Executive Retirement Plan and (ii) stock-settled derivative securities under the Company’s Non-Employee Director Deferred Compensation Plan had not previously been filed by plan participants. Accordingly, on March 3, 2014, each of the executive officers who participate in the Supplemental Executive Retirement Plan and each of the directors who participate in the Non-Employee Director Deferred Compensation Plan filed Form 4s disclosing each person’s balance in the applicable plan, representing exempt transactions in the plan since the reporting person’s initial participation therein.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s executive compensation program consists of four main components: (i) base salary; (ii) annual incentive compensation opportunity; (iii) equity-based awards; and (iv) other benefits and perquisites. As described below, annual and long-term performance-based awards represent a major portion of total compensation for the Named Executive Officers. The combination of these four components of our executive compensation program is designed to balance Company annual operating objectives and earnings performance with longer-term Company stockholder value creation goals.

Base Salary. The Compensation Committee annually reviews and approves base salary for the Named Executive Officers.

Annual Incentive Compensation. The components of the Company’s annual incentive compensation (i.e., PIP (as defined below) bonus) are set by the Compensation Committee annually and are designed to reward the achievement of pre-established goals.

Each executive officer’s PIP bonus (other than Mr. Bergman’s) is based on the following three weighted components:

➢	the Company’s corporate financial (i.e., EPS) goal, as may be adjusted as described below.

➢	the executive officer’s specific business unit financial goals; and

➢	the executive officer’s individual performance goals.

Mr. Bergman’s annual incentive compensation (paid under the Company’s 162(m) Cash Bonus Plan and PIP) is based on the following three weighted components:

➢	the Company’s corporate financial (i.e., EPS) goal;

➢	the average performance of the Company’s other executive officers with respect to their respective business unit financial goals under the PIP; and

➢	the average performance of the Company’s other executive officers with respect to their respective individual performance goals under the PIP.

Equity-Based Awards. The Company allocates equity-based awards in the form of restricted stock/units that cliff vest at the end of four years for time-based awards and at the end of three years for performance-based awards.

➢

Named Executive Officers receive 65% of their equity-based awards in the form of performance-based restricted stock/units and 35% of their awards in the form of time-based restricted stock/units, except for Mr. Bergman who receives 100% of his equity-based awards in the form of performance-based restricted stock/units.

➢

Awards of performance-based restricted stock/units granted to participants, including the Named Executive Officers, are tied to growth of the Company’s earnings per share, and may be adjusted as described below. When the Company successfully achieves its target EPS, participants, including the Named Executive Officers, are paid at target levels. When the Company’s performance exceeds the target EPS, participants, including the Named Executive Officers, receive additional shares with respect to their awards of restricted stock/units up to a 200% maximum payout. When the Company’s performance does not meet the target EPS, shares paid to participants, including the Named Executive Officers, are reduced.

Other Benefits and Perquisites. The Company provides a modest program commensurate with competitive practices that is generally consistent with the benefits provided to other employees. The Company does not provide any tax gross-ups to our executive officers. See “Compensation Structure – Pay Elements – Details – Other Benefits and Perquisites” set forth below.

Compensation Objectives and Strategy

The Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability, and to reward them for their performance, the Company’s performance and for creating long term value for stockholders. The primary objectives of the program are to:

➢	align rewards with the achievement of performance that enhances stockholder value;

➢	support the Company’s strong team orientation;

➢	encourage high potential team players to build a career at the Company; and

➢	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company’s executive compensation programs are approved and administered by the Compensation Committee of the Board of Directors. Working with management and outside advisors, the Compensation Committee has developed a compensation and benefits strategy that rewards performance, promotes appropriate conduct and reinforces a culture that the Compensation Committee believes will drive long-term success for the Company thereby enhancing stockholder value.

The compensation program rewards team accomplishments while, at the same time, promoting individual accountability. The Company has a robust planning and goal-setting process that is fully integrated into the compensation system, enhancing a strong relationship between individual efforts, business unit financial results and Company financial results with executive officer financial rewards.

A major portion of total compensation for our Named Executive Officers is placed at risk through annual and long-term incentives tied to the achievement of performance metrics. As shown in the Summary Compensation Table, in 2013, the sum of restricted stock unit awards, annual incentive compensation (under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table) and bonus, if any, represented between 68% and 75% of the total compensation for the Named Executive Officers. We believe that this combination of incentives has worked well for the Company and its stockholders as evidenced by, among other things, the Company’s record net sales of over $9.6 billion in fiscal 2013 (an increase of 6.9% over the prior fiscal year ended December 29, 2012 (“fiscal 2012”)) and growth in diluted EPS of 14% in fiscal 2013 over fiscal 2012.

We seek to provide competitive compensation that is commensurate with performance. We target compensation at the median of the market, and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded. (See “Pay Levels and Benchmarking” set forth below.)

We seek to promote a long-term commitment to the Company by our senior executives. We believe that there is great value to the Company in having a team of long-tenure, seasoned managers to enable us to capitalize on our growth strategies. Our team-focused culture and management processes are designed to foster this commitment. The vesting schedules attached to restricted stock/unit awards reinforces this long-term orientation.

Role of the Compensation Committee

General

The Compensation Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our executive officers, including the Named Executive Officers. The Compensation Committee’s function is more fully described in its charter which has been approved by our Board of Directors. The charter is available on our Internet website at www.henryschein.com, under the “About Henry Schein-Corporate Governance” caption.

When considering decisions concerning the compensation of the Named Executive Officers (other than the Chief Executive Officer), the Compensation Committee asks for recommendations from Mr. Bergman, including his detailed evaluation of each executive’s performance during the relevant fiscal year.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of PM&P, an independent compensation consultant. For fiscal 2013, PM&P advised and consulted with the Compensation Committee with respect to certain executive compensation matters, including assisting it in its review and determination of the peer group companies used for benchmarking compensation. PM&P did not determine nor recommend the exact amount or form of executive compensation for any executive officers. PM&P has also assisted the Compensation Committee with several special projects, including advice on director compensation. PM&P does no other work for the Company.

The Compensation Committee retains PM&P directly, and PM&P reports directly to the Compensation Committee. However, in carrying out its assignments and during the course of providing services to the Compensation Committee, PM&P may interact with Company management when necessary and appropriate in order to obtain relevant compensation and performance data for the executives and the Company. In addition, PM&P has the discretion to seek input and feedback from Company management regarding PM&P’s work product and analysis prior to presenting such information to the Compensation Committee in order to confirm PM&P’s understanding of the Company’s business strategy or identify data questions or other similar issues, if any.

The Compensation Committee, with the assistance and independent advice from PM&P, annually reviews competitive compensation data prepared by Towers Watson, a professional services/human resources consulting company which provides a number of services to the Company.

The Compensation Committee has assessed the independence of PM&P pursuant to the SEC and NASDAQ Stock Market rules taking into consideration each of the six independence factors established under such rules. The Compensation Committee’s assessment affirmed the independence of PM&P with respect to executive compensation matters concluding that no conflict of interest exists that would prevent PM&P from serving as an independent consultant to the Compensation Committee. The Compensation Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities.

The Role of Say-on-Pay Votes and Stockholder Feedback

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (“say-on-pay proposal”). At the Company’s annual meeting of stockholders held on May 14, 2013, 92% of the votes cast on the say-on-pay proposal at the meeting were in favor of the say-on-pay proposal. The Compensation Committee evaluated this result and, after consideration, concluded that the voting result reflects our stockholders’ support of the Company’s approach to executive compensation. Additionally, the Company had discussions with, and obtained input from, certain of its stockholders regarding the performance metrics utilized in connection with the Company’s annual incentive and equity-based compensation plans. In 2013, following an analysis of compensation policies and practices and based on the results of the say-on-pay vote and our discussion with stockholders, the Compensation Committee determined that the Company’s current approach to executive compensation is in the best interest of the Company and its stockholders and, therefore, did not make any change to its approach to executive compensation or make any significant changes to its executive compensation program from fiscal 2012. The Compensation Committee expects to continue to consider the outcome of the Company’s say-on-pay votes and stockholder discussions when making future compensation decisions for the Named Executive Officers.

Compensation Structure

Pay Elements – Overview

The Company utilizes four main components of compensation:

➢	Base Salary—fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance;

➢	Annual Incentive Compensation—variable pay that is designed to reward attainment of annual business goals, with payout of target award goals generally expressed as a percentage of base salary;

➢	Equity-Based Awards—stock-based awards including restricted stock/units; and

➢

Other Benefits and Perquisites—includes medical, dental, life, disability and travel insurance benefits, retirement savings, car allowances and, in the case of Mr. Bergman, certain additional services as described below.

Pay Elements—Details

Base Salary

The Compensation Committee annually reviews executive officer salaries and makes adjustments, as warranted, based on individual responsibilities and performance, Company performance in light of market conditions and competitive practice. Salary adjustments are generally approved and implemented during the first quarter of the calendar year (typically in March). In 2013, based on the Company’s performance and competitive market data with respect to base salary pay practices, the Company increased the base salaries for the Named Executive Officers by a weighted average of 2.8%.

Annual Incentive Compensation

Annual incentive compensation for each of the Company’s executive officers is paid under the Performance Incentive Plan (“PIP”) for such year.

Components of the PIP

The components of the PIP are designed to reward the achievement of pre-established corporate financial, business unit financial and individual performance goals. At the beginning of each year, the Chief Executive Officer recommends to the Compensation Committee which executive officers should participate in the PIP for that year and, following review and approval by the Compensation Committee, such officers are notified of their participation. The Chief Executive Officer recommends to the Compensation Committee the PIP’s performance goals and target payout for executive officers (other than himself), subject to the Compensation Committee’s review and approval, and sets such goals and target payout for participants who are not executive officers.

PIP targets and goals for 2013 for the Named Executive Officers were established at the beginning of 2013. For the Named Executive Officers (other than Mr. Bergman), the performance goals under the 2013 PIP were based on:

➢	the Company’s 2013 earnings per share measured against pre-established standards, as may be adjusted pursuant to the terms of the 2013 PIP (the “2013 Company Financial/EPS Target”);

➢	achievement of financial goals in their respective business units (“Business Financial Goals”); and

➢	achievement of individual performance objectives (“Individual Performance Goals”).

2013 Company Financial/EPS Target

Under the 2013 PIP, the Compensation Committee may adjust the 2013 Company Financial/EPS Target for the following factors (which factors have been selected by the Compensation Committee):

➢	the accretive or dilutive effect of acquisitions and new business ventures not initially considered when developing the target;

➢	any gain, loss or expense related to the disposal of a business or discontinued operations;

➢	certain capital transactions (including capital stock repurchases);

➢	the effects of a designated foreign exchange rate outside a pre-established range;

➢	unforeseen events or circumstances affecting the Company; and

➢	changes in accounting principles or in applicable laws or regulations.

Additionally, the Compensation Committee or the Chief Executive Officer (solely with respect to non-executive officers) may award all or a portion of a PIP award upon the attainment of any goals (including the applicable predefined goals). Also, the Compensation Committee or the Chief Executive Officer (solely with respect to non-executive officers) may grant discretionary awards under the PIP.

In 2013, the Compensation Committee undertook a review of the 2013 Company Financial/EPS Target used in our PIP awards. As part of this review, the Compensation Committee considered a number of factors including (i) stockholder feedback, (ii) market data for peer group companies with revenues between $8 billion and $12 billion and peer group companies practices and (iii) the advantages and disadvantages of potential performance metrics evaluated against the current performance objectives of the PIP. Following consideration of these factors, the Compensation Committee concluded, as further described below, that it was in the best interest of the Company and its stockholders to continue to use adjusted earnings per share as the metric for the portion of the PIP bonus that is based on the Company’s performance.

The Compensation Committee believes adjusted EPS is appropriate for the portion of the PIP bonus that is tied to the Company’s performance because such metric (i) is reflective of the key metric that the Board of Directors uses to assess the Company’s performance, (ii) clearly summarizes the earnings generated for stockholders, (iii) is sufficiently different from our long-term equity plan metric because our long-term equity plan metric is a three-year cumulative earnings per share goal as opposed to a one year goal and (iv) is a metric used by a majority of our peer group companies as the performance factor for the company-performance portion of their annual incentive compensation plan.

Also, as stated above, our PIP for the Named Executive Officers (other than Mr. Bergman) is made up of the 2013 Company Financial/EPS Target, Business Financial Goals and Individual Performance Goals. The Compensation Committee believes that the Business Financial Goals and Individual Performance Goals (as described below) already take into account performance metrics factors (including, without limitation, measures such as pre-tax income, business unit expense, net sales and similar factors) and, therefore, the introduction of another performance metric for the 2013 Company Financial/EPS Target is not necessary as our executive officers are already incentivized with various financial goals appropriate for their respective profit centers or business units.

Finally, as evidenced by the Company’s historical stock performance and financial results, using earnings per share to measure the portion of the PIP bonus that is based on the Company’s performance has successfully driven value creation and, accordingly, has been an effective incentive for our executive officers.

Business Financial Goals and Individual Goals for Named Executive Officers (other than CEO)

The weight (expressed as a percentage of the PIP target payout) for each component of the PIP awards for the Named Executive Officers (other than Mr. Bergman) is as follows:

	2013 Company Financial/EPS Target	Business Financial Goals	Individual Performance Goals

James P. Breslawski President and Chief Operating Officer	30%	55%	15%

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	60%	20%	20%

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	40%	40%	20%

Stanley Komaroff Senior Advisor	50%	10%	40%

Business Financial Goals and Individual Performance Goals vary for each Named Executive Officer as the goals reflect each executive’s specific role and function. Financial measures included in such goals are calculated based on generally accepted accounting principles and adjusted in a manner similar to adjustments made to the Company’s EPS (as described below).

Business Financial Goals and Individual Performance Goals are designed to motivate executive officers to achieve challenging, but attainable goals for talented executives. The Compensation Committee sets the targets for PIP awards such that incentive compensation is paid at less-than-median of the market awards when Business Financial Goals or Individual Performance Goals are not fully achieved and greater-than-median awards when goals are exceeded. The maximum payout percentage under the PIP for all employees (including the Named Executive Officers) is 200% for the Company/Financial EPS Target and the Business Financial Goals and 115% for the Individual Performance Goals.

For each Named Executive Officer (other than Mr. Bergman whose annual incentive compensation is described below), the Business Financial Goals and Individual Performance Goals are as follows:

Mr. Breslawski:

➢

Business Financial Goals (55%). This goal measures actual achievement against target of pre-tax income after capital charge attributable to certain business units for which Mr. Breslawski is responsible.

➢

Individual Performance Goals (15%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) global leadership initiatives; (ii) strategies to expand market share; (iii) strategic planning and business development initiatives; and (iv) policies and procedures to advance global business efficiencies.

Mr. Paladino:

➢

Business Financial Goals (20%). These goals measure actual achievement against target of net income attributable to the Company’s Financial Services Group and of expense budget for the Company’s corporate finance group.

➢

Individual Performance Goals (20%). The key individual goals relate to supporting and, where applicable, overseeing or implementing: (i) capital resource efficiencies; (ii) business development initiatives and processes; (iii) internal controls; (iv) accounting processes; (v) financial reporting to align with new global business units; (vi) investor relations; (vii) Financial Services Group key priorities; and (viii) information security enhancements.

Mr. Benjamin:

➢	Business Financial Goals (40%). These goals measure actual achievement of targeted expense budgets for the Company’s Global Services Group.

➢

Individual Performance Goals (20%). The key individual goals relate to supporting and, where applicable, overseeing or implementing: (i) strategies to maximize gross profit; (ii) human capital strategic plans; (iii) key initiatives, including distribution initiatives; (iv) succession planning; (iv) new global organizational structure; (v) information and other security enhancements; (vi) compensation matters; and (vii) social responsibility matters.

Mr. Komaroff:

➢	Business Financial Goals (10%). These goals measure actual achievement of targeted expense budgets for the Company’s legal department and compliance and regulatory department.

➢

Individual Performance Goals (40%). The key individual goals relate to leadership of legal, regulatory, business development and corporate leadership matters, and joint venture and strategic relationships.

2013 PIP

In 2013, the Company maintained the same level payout for achievement of the PIP target goals for the Named Executive Officers as were set in 2012.

In March 2013, the Compensation Committee set the 2013 Company Financial/EPS Target at $4.81, representing the target goal designed to result in a PIP award payout equal to 100%. To account for the impact of acquisitions, acquisition expenses, foreign exchange rates and certain capital transactions that occurred during fiscal 2013 (including capital stock repurchases) the Compensation Committee increased the 2013 Company Financial/EPS Target from $4.81 to $4.84. During the first quarter of 2014, the Chief Executive Officer reviewed the relevant financial and operating performance achievements of the Company and its business units, as well as the individual performance of the participating officers (other than himself), against the PIP performance goals that had been previously established, and submitted proposed PIP payouts for the participating officers to the Compensation Committee for review and approval.

Our 2013 adjusted EPS from continuing operations was $4.92, which resulted in a payout of 115.8% of the 2013 Company Financial/EPS Target portion of the PIP award based on the pre-established weighted formula set by the Compensation Committee under the 2013 PIP. PIP awards for the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.” In connection with the 2013 PIP, discretionary bonuses in the amount of $100,000, $80,000 and $50,000 were awarded to Messrs. Breslawski, Paladino and Benjamin, respectively, in recognition of their individual extraordinary contributions to the Company in 2013 that supported the Company’s overall goals and strategies. These goals and strategies include the Company’s expansion into key markets through acquisitions and the Company’s achievements in the areas of finance, supply chain and distribution optimization. (See Summary Compensation Table in the column captioned “Bonus.”)

Additionally, in March 2013, the Compensation Committee approved a clawback policy whereby the Company has the right to recoup from the participant, including the Named Executive Officers, and the participant is required to repay to the Company, an amount equal to the PIP cash bonus paid to the participant if the participant engages in a competitive activity (as defined in the award agreement) or violates a non-disclosure, non-solicitation of employees or other restrictive covenant between the participant and the Company on or after the payment date but on or prior to the first anniversary of such payment date. This policy was effective beginning with the 2013 PIP.

Annual Incentive Compensation for CEO

Mr. Bergman’s annual incentive compensation for 2013 had two components:

➢	pre-established performance goals set under the Company’s Section 162(m) Cash Bonus Plan; and

➢	pre-established performance goals set under the PIP.

Mr. Bergman’s 2013 award under the Section 162(m) Cash Bonus Plan was based on the Company’s 2013 Company Financial/EPS Target (weighted at 75% of his total award under both plans) and the average performance of the Company’s other executive officers with respect to their Business Financial Goals (weighted at 12 1⁄2% of his total award under both plans). Based on 2013 achievement levels, the Compensation Committee determined Mr. Bergman was entitled to a $1,896,215 bonus under the Section 162(m) Cash Bonus Plan with respect to 2013 performance.

Mr. Bergman’s 2013 award under the PIP was based on the average performance for Individual Performance Goals of the Company’s other executive officers (weighted at 12 1⁄2% of his total award under both plans). Such bonus is designed to further motivate Mr. Bergman to facilitate the individual performance of the Company’s executive officers and is consistent with the Company’s strong team-based approach. The Compensation Committee determined Mr. Bergman was eligible for a $234,122 bonus under the PIP with respect to 2013 performance.

Such calculations, under both the Section 162(m) Cash Bonus Plan and the 2013 PIP, resulted in a total bonus amount of $2,130,337 for Mr. Bergman.

Equity-Based Awards

The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of the officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company’s executive compensation program.

Type of Award - Restricted Stock/Units

The current method of allocating the equity-based awards solely to restricted stock/units is designed to use fewer shares as compared to “appreciation-based” awards (such as stock options) while continuing to provide long-term incentives with a strong retention component to participants.

Vesting

Performance-based restricted stock/units vest 100% on the third anniversary of the grant date (three-year cliff vesting) and time-based restricted stock/units vest 100% on the fourth anniversary of the grant date (four-year cliff vesting), in each case provided that no termination of service had occurred (except that the grants provide for pro-rated or accelerated vesting if termination of employment is due to retirement (solely with respect to restricted stock units), death or disability, or change in control (as defined in the 1994 Stock Incentive Plan, which has been amended and restated as the 2013 Stock Incentive Plan)). (See “Pay Levels and Benchmarking” set forth below.) For all participants, other than executive officers, the restricted stock/units are allocated as 50% performance-based awards and 50% time-based awards. Mr. Bergman receives his awards of restricted stock/units as 100% performance-based awards. Executive officers (other than Mr. Bergman) receive 65% of their awards in the form of performance-based restricted stock/units and 35% of their awards in the form of time-based restricted stock/units.

Effective with LTIP awards granted on or after March 1, 2013, the Compensation Committee (i) eliminated the single trigger acceleration of restricted stock/units upon a change of control and provided that restricted stock/units granted on or after such date will vest automatically upon a participant’s termination of employment without cause occurring within two years after the change of control and (ii) approved a clawback policy whereby the Company has the right to recoup from the participant, including the Named Executive Officers, and the participant is required to repay to the Company, an amount equal to the fair market value of the aggregate shares of restricted stock/units payable to the participant if participant engages in a competitive activity (as defined in the award agreement) or violates a non-disclosure, non-solicitation of employees or other restrictive covenant between the participant and the Company on or after the payment date but on or prior to the first anniversary of such payment date.

Grant Date

All grants are issued on the date they are approved by the Compensation Committee, except with respect to new hires where the grant date is a fixed date after the date on which such grant is approved by the Compensation Committee.

Performance Criteria

At the time the LTIP performance-based goal is set, it is substantially uncertain that the goal will be achieved. Prior to 2009, these performance goals were based on the Company’s long-term earnings growth objectives of earnings per share growth in the mid-teens (as a percentage) per year. For awards of performance-based restricted stock/units granted after 2009, we continue to tie the performance goals solely to the Company’s earnings per share but at lower growth rates to reflect economic conditions. The Compensation Committee set the target and maximum payout for performance-based restricted stock/unit awards at 100% and 200%, respectively.

In 2013, the Compensation Committee undertook a review of the performance metrics used in our performance-based LTIP awards. As part of this review, the Compensation Committee considered a number of factors including (i) stockholder feedback, (ii) market data for peer group companies with revenues between $8 billion and $12 billion and peer group companies practices and (iii) the advantages and disadvantages of potential performance metrics evaluated against the performance objectives of the LTIP. Following consideration of these factors, the Compensation Committee concluded that it was in the best interest of the Company and its stockholders to continue to use three-year cumulative earnings per share as the metric for the LTIP because such metric (i) is reflective of the key metric that the Board of Directors uses to assess the Company’s performance, (ii) clearly summarizes the earnings generated for stockholders, (iii) is sufficiently different from our short-term incentive plan (i.e., PIP) metric because our long-term equity plan metric is a three-year cumulative earnings per share goal as opposed to a one year goal and (iv) is a metric used by a majority of our peer group companies as the performance factor for their respective long-term equity plans.

Additionally, pursuant to the LTIP, the Compensation Committee is required to adjust the EPS performance goal for the following factors (which factors have been selected by the Compensation Committee):

➢	the accretive or dilutive effect of acquisitions and new business ventures not initially considered when developing the target, but only for the first 12 months following the transaction;

➢	any gain, loss or expense related to the disposal of a business or discontinued operations;

➢	certain capital transactions (including capital stock repurchases);

➢	with respect to performance-based restricted stock/units granted on or after March 2, 2012, the effects of a designated foreign exchange rate outside a pre-established range; and

➢	changes in accounting principles or in applicable laws or regulations.

Although some companies use relative total shareholder return as a performance metric, the Compensation Committee does not believe such metric is appropriate for the Company’s circumstances at this time because such metric (i) does not clearly summarize the earnings generated for stockholders (e.g., earnings per share), (ii) tends to reward stock price volatility, (iii) is measured on a relative basis so it is highly dependent on the peer group chosen and we believe a selection of an appropriate peer group would be difficult for the purpose of measuring relative total shareholder return due to size, types of businesses the Company is involved in, business differentials and consolidation of companies within the industry (e.g., companies selected for the peer group at the beginning of the period may be merged into other companies by the end of the three-year period which may skew results), (iv) is not used by any of our peer companies and (v) provides for payouts in negative return scenarios so long as the Company outperforms its peer group (i.e., the executive may receive a high payout while stockholders are losing value).

As evidenced by the Company’s historical stock performance and financial results, LTIP performance criteria of three-year cumulative earnings per share has been an effective incentive for our executive officers. For all the reasons stated above, the Compensation Committee believes it is in the best interest of the Company and its stockholders to use three-year cumulative earnings per share as the performance metrics for its long term equity awards.

2011 – 2013 Performance-Based Restricted Stock Awards

With respect to outstanding performance-based restricted stock/unit awards granted from 2011 to 2013, to account for the impact of acquisitions, acquisition expenses and certain capital transactions (including capital stock repurchases) that occurred in 2013 and, solely with respect to the 2012 and 2013 LTIP grants, the effects in 2013 of a designated foreign exchange rate outside a pre-established range, the Compensation Committee increased the three-year EPS performance goal for the performance-based restricted stock/units granted in 2011, 2012 and 2013 by 0.15%, 0.71% and 0.76%, respectively.

In 2013, based on the Company’s performance and competitive market data with respect to equity compensation practices, the Company increased the value of the 2013 LTIP restricted stock unit awards for the Named Executive Officers (other than Mr. Bergman) by a weighted average of 5.7% as compared to the value of their awards in 2011 and 2012 (without regard to the one-time grants in 2012) and by 11.1% for Mr. Bergman compared to the value of his award in 2012.

On March 1, 2013, Mr. Bergman was granted 28,140 restricted stock units with a grant date fair value of $2,500,000, Mr. Breslawski was granted 11,256 restricted stock units with a grant date fair value of $1,000,000 and each of Messrs. Paladino, Benjamin and Komaroff was granted 10,130 restricted stock units with a grant date fair value of $900,000. Each such grant was made under the Company’s 2013 Stock Incentive Plan. Mr. Bergman’s grant was 100% performance-based with three-year cliff vesting and the grants for Messrs. Breslawski, Paladino, Benjamin and Komaroff were 65% performance-based with three-year cliff vesting and 35% time-based with four-year cliff vesting.

On March 8, 2013, the performance-based restricted stock/units granted under the 2010 LTIP vested with a 103.8% achievement of the EPS performance goal and a payout awarded in shares of Company common stock equal to 156.5% of the original number of shares/units underlying the award granted and not otherwise forfeited. The three-year cumulative EPS target for the performance-based restrictive stock/units granted under the 2010 LTIP was $11.13 (as adjusted) and the actual three-year cumulative EPS was $11.55 (as adjusted).

On March 7, 2014, the performance-based restricted stock/units granted under the 2011 LTIP vested with an achievement of 100.2% of the EPS performance goal and a payout awarded in shares of Company common stock equal to 102.4% of the original number of shares/units underlying the award granted and not otherwise forfeited. The three-year cumulative EPS performance goal for the performance-based restrictive stock/units granted under the 2011 LTIP was $12.97 (as adjusted) and the actual three-year cumulative EPS was $12.99 (as adjusted).

2014 Equity Awards

On February 27, 2014, Mr. Bergman was granted 23,159 restricted stock units with a grant date fair value of $2,750,000, Mr. Breslawski was granted 9,263 restricted stock units with a grant date fair value of $1,100,000, each of Messrs. Paladino and Benjamin was granted 8,421 restricted stock units with a grant date fair value of $1,000,000, and Mr. Komaroff was granted 7,158 restricted stock units with a grant date fair value of $850,000. Each such grant was made under the Company’s 2013 Stock Incentive Plan. Mr. Bergman’s grant was 100% performance-based restricted stock units with three-year cliff vesting and Messrs. Breslawski, Paladino, Benjamin and Komaroff’s grants were 65% performance-based restricted stock units with three-year cliff vesting and 35% time-based restricted stock units with four-year cliff vesting.

Other Benefits and Perquisites

The Company’s executive compensation program also includes other benefits and perquisites. These benefits include annual matching contributions to executive officers’ 401(k) Plan accounts, annual allocations to the Company’s Supplemental Executive Retirement Plan (“SERP”) accounts, health benefits, automobile allowances and life insurance coverage. The Company also maintains a deferred compensation plan (the “Deferred Compensation Plan”) under which the Named Executive Officers may participate. The Company does not make any contributions to the Deferred Compensation Plan and all amounts outstanding under the Deferred Compensation Plan consist solely of participant contributions. The Company annually reviews these other benefits and perquisites and makes adjustments as warranted based on competitive practices and the Company’s performance.

A portion of the administrative services provided to Mr. Bergman has been determined to be non-business related and such portion is included in his taxable income as additional compensation. The administrative services include clerical and secretarial assistance designed primarily to minimize the amount of time Mr. Bergman devotes to administrative matters other than Company business, to provide opportunities for Mr. Bergman to undertake, among other things, philanthropic causes, social responsibility activities and non-business-related leadership roles. The Compensation Committee has approved these other benefits and perquisites as a reasonable component of the Company’s executive officer compensation program in light of historical and competitive market practices. (See the “All Other Compensation” column in the Summary Compensation Table.)

From time to time, the Company utilizes hourly leased aircraft to efficiently optimize management’s time for business travel. If seating is available, the Company permits an executive’s spouse or other guests to accompany the executive on the flight. If the aircraft is used for personal purposes, the value of aircraft usage is imputed to the executive as income, unless such amount is reimbursed to the Company by the executive.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards without encouraging inappropriate risk-taking by our executive officers. By following this approach, we provide the executive a measure of security with a minimum expected level of compensation, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and its stockholders, and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual incentive program (i.e., the PIP and the Section 162(m) Cash Bonus Plan) and our annual LTIP likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For executive officers, the mix of compensation is weighted heavily toward at-risk pay (performance-based annual incentives and long-term incentives). Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives, which is aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market.

Pay Levels and Benchmarking

Pay levels for executive officers are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.

The Compensation Committee assesses “competitive market” compensation using a number of sources. One of the data sources used in setting competitive market levels for the executive officers is the information publicly disclosed by a peer group of the Company, which is reviewed annually and may change from year to year. The peer group of companies is set by the Compensation Committee and consists of companies engaged in the distribution and/or manufacturing of healthcare products or industrial equipment and supplies. The Compensation Committee determines the peer group of companies based on the following considerations, among other things: (i) Standard Industrial Classification or SIC codes; (ii) Global Industry Classification System or GICS; (iii) companies identified by Hoover’s, Inc. as our peer companies; (iv) companies listed as peers by our current list of peer companies and (v) company size, including, among other things size by market capitalization, revenue and number of employees. Based on such analysis, the Compensation Committee determined the peer group of companies for fiscal 2013 to be AmerisourceBergen Corporation, Dentsply International Inc., MSC Industrial Direct Co., Inc., MWI Veterinary Supply, Inc., Omnicare, Inc., Owens & Minor, Inc., Patterson Companies, Inc., PSS World Medical, Inc. and W.W. Grainger, Inc. At management’s direction, Towers Watson, a professional services/human resources consulting company, prepares the peer group analysis and comparative data for companies with revenues between $8 billion and $12 billion for the Company. This information is shared with the Compensation Committee and the Compensation Committee reviews such information with its independent compensation consultant, PM&P.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target total compensation goals based on the need to attract, motivate and retain an experienced and effective management team.

Relative to the competitive market data, the Compensation Committee generally intends that the base salary, target annual incentive compensation and equity-based compensation for each executive will be at the median of the competitive market.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay goals for specific individuals vary based on a number of factors such as scope of duties, potential for advancement, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

Conclusion

The level and mix of compensation that is finally decided upon is considered within the context of both the objective data from our competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages is within the competitive range of practices when compared to the objective comparative data even where subjective factors have influenced the compensation decisions.

Post Termination and Change in Control

The Company believes that a strong, motivated management team is essential to the best interests of the Company and its stockholders. To that end, we have employment agreements with Mr. Bergman and Mr. Komaroff and we have had change in control agreements with the Named Executive Officers, other than Mr. Bergman, since 2003, which were amended in 2012 to, among other things, eliminate the gross-up for excise taxes imposed by Section 4999 of the Code. These agreements provide for certain payments to be made upon termination of employment under certain circumstances, including if the executive’s employment is terminated by the Company without cause or by the executive for good reason within two years following a change in control of the Company. (See “Employment Agreements and Post Termination and Change in Control Arrangements” under “Executive and Director Compensation” for a discussion of these agreements.) The Company does not provide any tax gross-ups to our executive officers.

Stock Ownership Policy

The Board of Directors believes that, to align the interests of the executive officers and directors of the Company with the interests of the stockholders of the Company, the executive officers and directors should have a financial stake in the Company. The Board of Directors adopted a policy requiring (i) each executive officer who reports directly to the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of three times such executive officer’s annual base salary and (ii) each executive officer who does not report directly to the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of one times such executive officer’s annual base salary. Newly appointed executive officers will have five years from the date of their appointment to comply with the Company’s stock ownership policy. The Board of Directors will evaluate whether exceptions should be made for any executive officer on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Board of Directors. Equity includes: shares of any class of capital stock; shares of vested restricted stock; unexercised vested options; vested shares of common stock held in such executive officer’s 401(k) Plan account; warrants or rights to acquire shares of capital stock; and securities that are convertible into shares of capital stock; provided that an amount equal to at least 20% of such executive officer’s annual base salary must be owned by such executive officer in the form of shares of common stock. The Stock Ownership Policy for non-employee directors of the Company is set forth under “Executive and Director Compensation-Director Compensation for Fiscal 2013-Stock Ownership Policy.”

Further, as a guideline, executive officers may only sell up to one-half of the equity value above the ownership requirement.

All executive officers are in compliance with the Company’s Stock Ownership Policy.

The Company also prohibits hedging or other derivative transactions by its executive officers and prohibits pledging of Company stock by its executive officers, unless approved in advance by the Company’s General Counsel.

Impact of Tax and Accounting

As a general matter, the Compensation Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, grants of options, restricted stock/units and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock/units, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares/units granted. For options, the cost is equal to the Black-Scholes value on the date of grant multiplied by the number of shares or units granted. This expense is amortized over the requisite service period, or vesting period of the instruments. Although the Company has begun to utilize restricted stock/units, the Compensation Committee is mindful of the fact that, with respect to options, the accounting charge is not reversible should the option expire with a market price less than the exercise price. Additionally, the Compensation Committee may grant compensation that does not constitute performance-based compensation under Section 162(m) of the Code if it considers it appropriate and in the best interest of the Company. Grants under the Company’s Section 162(m) Cash Bonus Plan, option grants and awards of performance-based restricted stock/units are generally intended to be performance-based under Section 162(m) of the Code; although grants under the PIP are tied to the Company’s performance, these are not intended to meet the requirements under Section 162(m) of the Code.

Section 162(m) of the Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to certain Named Executive Officers. Exceptions are made for qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans, however, the Compensation Committee reserves the right to make adjustments that may result in the payment of non-deductible compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K.

THE COMPENSATION COMMITTEE

Barry J. Alperin, Chairman

Donald J. Kabat

Norman S. Matthews

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

Our executive officers and their ages and positions as of March 31, 2014 are:

Name	Age	Position
Gerald A. Benjamin	61	Executive Vice President, Chief Administrative Officer, Director
Stanley M. Bergman	64	Chairman, Chief Executive Officer, Director
James P. Breslawski	60	President, Chief Executive Officer of Henry Schein Global Dental, Director
Leonard A. David	65	Senior Vice President and Chief Compliance Officer
Michael S. Ettinger	52	Senior Vice President, Corporate and Legal Affairs & Secretary
James Harding	58	Senior Vice President and Chief Technology Officer
Stanley Komaroff	78	Senior Advisor
Lorelei McGlynn	50	Senior Vice President, Global Human Resources and Financial Operations
David C. McKinley	61	President, Medical Group
Bob Minowitz	55	President, International Dental Group
Mark E. Mlotek	58	Executive Vice President, Chief Strategic Officer, Director
Steven Paladino	57	Executive Vice President, Chief Financial Officer, Director
Michael Racioppi	59	Senior Vice President, Chief Merchandising Officer
Paul Rose	56	Senior Vice President, Global Supply Chain
Lonnie Shoff	55	Chief Executive Officer, Global Animal Health and Strategic Partnership Group
Walter Siegel	54	Senior Vice President and General Counsel

The biographies for Messrs. Benjamin, Bergman, Breslawski, Mlotek and Paladino follow the table listing our directors under “Proposal 1 – Election of Directors” set forth above. Biographies for our other executive officers are:

LEONARD A. DAVID has been with the Company since 1990, and in his current position as Senior Vice President and Chief Compliance Officer since 2006. He is also a member of our Executive Management Committee. As Chief Compliance Officer, Mr. David manages the Regulatory Affairs and Security Groups and leads the global compliance function, focusing on corporate integrity, governance and business ethics. In this role, Mr. David interacts closely with virtually every infrastructure and business division within the Company. Mr. David held the position of Vice President of Human Resources and Special Counsel from 1995 to 2005 and Vice President, General Counsel and Secretary from 1990 through 1994. Prior to joining us, Mr. David was a practicing attorney in New York and New Jersey specializing in corporate and business law. His perspective on compliance and regulatory matters is particularly informed by his own and the Company’s concern with global health care.

MICHAEL S. ETTINGER has been with the Company since 1994, and in his current position as Senior Vice President, Corporate and Legal Affairs and Secretary since September 2013. He is also a member of our Executive Management Committee. Mr. Ettinger oversees all activities in the legal and regulatory functions, the work of the Company’s global communications team, government relations, and the operations of the Office of the CEO, including Henry Schein Cares, the Company’s global corporate social responsibility program. In addition, Mr. Ettinger manages the Company’s corporate secretary function. Prior to his current position, Mr. Ettinger served as Corporate Senior Vice President, General Counsel & Secretary from 2006 to 2013; Vice President, General Counsel and Secretary from 2000 to 2006; Vice President and Associate General Counsel from 1998 to 2000 and Associate General Counsel from 1994 to 1998. Before joining the Company, Mr. Ettinger served as a senior associate with Bower & Gardner and as a member of the Tax Department at Arthur Andersen.

JAMES HARDING has been with the Company since 2000, and in his current position as Senior Vice President and Corporate Chief Technology Officer since 2005. He is also a member of our Executive Management Committee. Mr. Harding is responsible for ensuring that information technology remains a competitive advantage for the Company, internally and externally. In this capacity, Mr. Harding leads our Technology Group. Mr. Harding was formerly Chief Information Officer at Olsten Corporation, a leading health care and staffing services company. Prior to Olsten, Mr. Harding worked for 20 years at Mobil Oil Corporation in various capacities including Chief Information Officer of the America’s Marketing & Refining Division and Director of Global IT Architecture.

STANLEY KOMAROFF has been with the Company since 2003 as Senior Advisor and a member of our Executive Management Committee, concentrating in business development and acquisitions, international matters, and legal and regulatory affairs. Prior to joining the Company, Mr. Komaroff was a partner for 35 years at the law firm of Proskauer Rose LLP, the Company’s principal law firm and one of the largest firms in the nation. He served as an advisor on legal and board-related issues and provides a wealth of experience in the corporate, commercial and health care worlds. Mr. Komaroff was the Chairman of Proskauer Rose LLP from 1991 to 1999, and he led the firm through a period of significant growth. Prior to being elected as Chairman of the firm, Mr. Komaroff was the Chair of its Corporate Department. As a general corporate and securities lawyer, Mr. Komaroff has extensive experience in mergers and acquisitions, strategic partnerships and international transactions. Mr. Komaroff has been active in civic and philanthropic matters. For more than 10 years, Mr. Komaroff was a member of the New York State Hospital Review and Planning Council, having received multiple gubernatorial appointments to this position. Mr. Komaroff is a member of the Board of Trustees of The Mount Sinai Health System, The Mount Sinai Hospitals Group, The Mount Sinai Hospital, Mount Sinai Beth Israel, Mount Sinai Roosevelt, Mount Sinai St. Luke’s and New York Eye and Ear Infirmary of Mount Sinai. Mr. Komaroff currently serves on the Board of Directors of the Westhampton Beach Performing Arts Center. Mr. Komaroff is also a former Board member of The Edmond de Rothschild Foundation, Overseas Shipholding Group, Inc., Club Med, Inc. and the New York City Economic Development Corporation.

LORELEI MCGLYNN has been with the Company since 1999, and in her current position as Senior Vice President, Global Human Resources and Financial Operations since May 2013. Ms. McGlynn is also a member of the Company’s Executive Management Committee. Since joining Henry Schein, Inc. in 1999, Ms. McGlynn has served as Vice President, Global Human Resources and Financial Operations from 2008 to 2013, Chief Financial Officer, International Group and Vice President of Global Financial Operations from 2002 to 2008 and Vice President, Finance, North America from 1999 to 2002. Through these various roles with the Company, Ms. McGlynn attained significant global experience at Henry Schein’s operations around the world. In her current position, Ms. McGlynn is responsible for managing the Company’s Global Human Resources function, including recruiting, organizational development, compensation, benefits and employee relations. In addition, Ms. McGlynn oversees Henry Schein’s Accounts Payable, Accounts Receivable, Payroll and Financial Inventory departments. In addition to managing day-to-day Global Human Resources and Financial Operations, Ms. McGlynn leads and participates in numerous special projects, such as system integrations, software implementations, due diligence, Team Schein Member communications and global best practices. Prior to joining the Company, Ms. McGlynn served as Assistant Vice President of Finance at Adecco Corporation. Ms. McGlynn is a Senior Professional In Human Resources (SPHR Certified).

DAVID C. MCKINLEY has been with the Company since 2005, and in his current position as President, Medical Group since 2008. Mr. McKinley is also a member of the Company’s Executive Management Committee. The Company’s Medical Group serves physician offices, clinics, ambulatory surgery centers, clinical laboratories and other alternate care market segments. Before assuming his current position, Mr. McKinley was President of Henry Schein Practice Solutions from 2006 to 2008 and the President of Dental Prosthetic Solutions from 2005 to 2006. Prior to joining us, Mr. McKinley served as the Group Executive for Olympus Medical North America, a market leader for medical and surgical instruments, endoscopes and imaging systems, and as General Manager for the Bard Urology and Bard Germany businesses. Mr. McKinley currently serves on the Health Industry Distributors Association (HIDA) Education Foundation.

BOB MINOWITZ has been with the Company since 1986, and in his current position as President, International Dental Group since 2012. Mr. Minowitz is also a member of the Company’s Executive Management Committee. Before assuming his current position, Mr. Minowitz held a number of key roles with increasing responsibility throughout the Company, including President, Henry Schein European Dental Group from 2009 to 2012, President, Henry Schein Western Europe, Middle East and Pacific Regions from 2006 to 2009, Managing Director, Henry Schein U.K. Holdings, President Henry Schein Western Europe from 2004 to 2006 and President Henry Schein Europe from 2001 to 2004. Mr. Minowitz has played a key role in establishing Henry Schein’s international operations, from the Company’s initial European expansion in The Netherlands in 1990 and Spain in 1991, to more recent growth across Europe, Asia and Australasia. Throughout his career with Henry Schein, Mr. Minowitz has lived and worked in several countries throughout Europe. Prior to joining Henry Schein, Mr. Minowitz was a Senior Internal Auditor at Bristol-Myers Company.

MICHAEL RACIOPPI has been with the Company since 1992, and in his current position as Senior Vice President, Chief Merchandising Officer since 2008. He is also a member of our Executive Management Committee. Prior to holding his current position, Mr. Racioppi served as President of the Medical Group from 2000 to 2008 and Interim President from 1999 to 2000, and Corporate Vice President from 1994 to 2008, with primary responsibility for the Medical Group, Marketing and Merchandising departments. Mr. Racioppi served as Senior Director, Corporate Merchandising from 1992 to 1994. He currently serves on the board of National Distribution and Contracting and he previously served on the board of the Healthcare Distribution Management Association and the Health Industry Distributors Association (HIDA). Before joining the Company, he was employed by Ketchum Distributors, Inc. as the Vice President of Purchasing and Marketing.

PAUL ROSE has been with the Company since 2001, and in his current position as Senior Vice President, Global Supply Chain since May 2013. Prior to holding his current position, Mr. Rose served as Vice President, Global Supply Chain from 2008 to 2013, Vice President, Global Inventory Management from 2004 to 2008 and Vice President, Inventory Management, North America from 2001 to 2004. Mr. Rose is also a member of the Company’s Executive Management Committee. As Senior Vice President of Global Supply Chain, Mr. Rose is directly responsible for distribution, inventory and product mix to support the Company’s Global Dental, Medical and Animal Health businesses. Mr. Rose’s team maintains a robust level of inventory that enables the Company to service its customers with product fill rates of over 99% on a global basis. He is also responsible for working with the Company’s senior management team to establish and implement Worldwide Supply Chain procedures and guidelines. In addition to his Global Supply Chain responsibilities, he manages the Company’s Inventory Management team, which includes Purchasing and Product Data Management. Mr. Rose also manages the Global Distribution Services, Inbound and Outbound Transportation, EDI and Supplier Partnership Program. Additionally, he manages the Company’s Global Sourcing Team. Before assuming his current position, Mr. Rose held a number of key roles with increasing responsibility throughout the Company, including Vice President, Corporate Inventory Management. He has also served on the Health Industry Distributions Association (HIDA) Supply Chain Advisory Council and as the National Wholesale Druggists’ Associations Pharmaceutical Market Committee Chairman.

LONNIE SHOFF has been the Chief Executive Officer of our Global Animal Health and Strategic Partnership Group since 2012, and also is a member of our Executive Management Committee. In this position, Ms. Shoff directs our Global Dental Specialties business, Global Exclusive Brands, North American animal health business, North American and international dental handpiece repair businesses, and a growing portfolio of joint ventures. Prior to holding her current position, Ms. Shoff was President of our Global Healthcare Specialties Group since 2009. Prior to joining us, Ms. Shoff was with Roche Diagnostics, where she held a series of positions of increasing responsibility in the United States and Switzerland over the course of 20 years, focusing on applied science, molecular diagnostics, global business development, and marketing and business management. Most recently, Ms. Shoff served as Senior Vice President and General Manager, Applied Science, leading the U.S. commercial operations for this $350 million group. Ms. Shoff has managed the life cycles of more than 2,500 products, launched several novel technologies and nurtured ventures from seed funding through product launch. While at Roche Diagnostics, Ms. Shoff also built a Global Internal Venturing Program, which the London School of Business praised in its book, Inventuring: Why Big Companies Must Think Small.

WALTER SIEGEL has been with the Company since October 2013 as Senior Vice President and General Counsel. Mr. Siegel is also a member of the Company’s Executive Management Committee. Mr. Siegel directs the Company’s worldwide legal functions and activities, advising the Company on a broad range of legal matters affecting various business units, including, among other things, mergers and acquisitions, litigation, intellectual property and SEC reporting. He also manages input from outside counsel on corporate and litigation matters, and oversees and participates in drafting a broad range of commercial documents and contracts between the Company’s business units (and affiliates) and third parties. Mr. Siegel comes to Henry Schein with a diverse and wide background of legal expertise, including mergers and acquisitions, partnerships, securities, litigation and regulatory matters. From 2005 to 2012, Mr. Siegel held the position of Senior Vice President, General Counsel and Secretary for Standard Microsystems Corporation, a publicly traded global semiconductor company.

Summary Compensation Table for Fiscal 2013, Fiscal 2012 and Fiscal 2011

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	2013 2012 2011	$1,234,846 $1,201,923 $1,173,077	$0 $0 $0	$2,500,000 $2,250,000 $7,000,000	[4]	$0 $0 $0	$2,130,377 $2,242,500 $2,288,833	$0 $0 $0	$347,735 $403,352 $375,296	[5]	$6,212,955 $6,097,775 $10,837,206

James P. Breslawski President and Chief Operating Officer	2013 2012 2011	$644,154 $626,692 $611,539	$100,000 $0 $29,140	$1,000,000 $1,250,000 $950,000		$0 $0 $0	$455,181 $633,330 $570,860	$0 $0 $0	$71,239 $70,615 $69,400	[6]	$2,270,574 $2,580,637 $2,230,939

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2013 2012 2011	$507,231 $493,769 $482,692	$80,000 $60,000 $0	$900,000 $1,200,000 $850,000		$0 $0 $0	$481,682 $532,200 $607,463	$0 $0 $0	$60,552 $60,141 $56,810	[6]	$2,029,465 $2,346,110 $1,996,965

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	2013 2012	$507,231 $493,769	$50,000 $55,000	$900,000 $1,200,000		$0 $0	$504,241 $496,125	$0 $0	$65,796 $59,969	[6]	$2,027,268 $2,304,863

Stanley Komaroff Senior Advisor	2013 2012 2011	$507,231 $493,769 $482,692	$0 $0 $0	$900,000 $1,100,000 $850,000		$0 $0 $0	$479,784 $505,058 $539,948	$0 $0 $0	$83,364 $78,754 $77,731	[6]	$1,970,379 $2,177,581 $1,950,371

1 Represents additional annual incentive compensation (i.e., bonus) that was awarded at the discretion of the Compensation Committee.

2 Represents restricted stock awards units valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. The amounts shown in the table above do not necessarily reflect the actual value that may be realized by the Named Executive Officer upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 16 of the “Notes to Consolidated Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 28, 2013, as filed with the SEC on February 11, 2014. The maximum payout percentage for the March 1, 2013 LTIP awards of performance-based restricted stock units is 200% and the maximum payout percentage for the March 1, 2013 LTIP awards of time-based restricted stock units is 100%. (For Mr. Bergman such amount equals $5,000,000, for Mr. Breslawski such amount equals $1,650,000, for Messrs. Benjamin, Komaroff and Paladino and such amount equals $1,485,000.)

3 Represents annual incentive compensation (i.e., bonus) paid under the PIP, or with respect to Mr. Bergman, under the Company’s Section 162(m) Cash Bonus Plan and the PIP. See “Compensation Structure–Pay Elements–Details–Annual Incentive Compensation” under the Compensation Discussion and Analysis for a description of the PIP.

4 Includes a performance-based restricted stock unit award with a grant date fair value of $2,000,000 granted on March 9, 2011 in connection with the Company’s annual equity grant under its LTIP. Also includes a performance-based restricted stock unit award with a grant date fair value of $5,000,000 granted in connection with the five-year renewal of Mr. Bergman’s employment agreement.

5 Includes the following: (i) $17,000 matching contribution under 401(k) Plan account; (ii) $12,672 in excess life insurance premiums; (iii) $67,135 in SERP contribution; (iv) $20,505 of personal commuting expenses for use of the Company’s car service; (v) $229,749 for the cost of providing administrative services to Mr. Bergman; (vi) $215 for the cost of providing telephone services and (vii) $459 in excess business travel insurance. The amount totaling $250,928 (under items (iv), (v), (vi) and (vii) above) was included on Mr. Bergman’s W-2 as additional compensation for which he is responsible for paying the applicable taxes. Pursuant to his employment agreement, Mr. Bergman is entitled to use of a Company automobile but Mr. Bergman did not use a Company automobile in fiscal 2013.

6 For each of Messrs. Breslawski, Paladino, Benjamin and Komaroff, includes the following: (i) $20,400 automobile allowance; (ii) $17,000 matching contribution under 401(k) Plan account; (iii) $459 in excess business travel insurance; (iv) $6,512; $5,129; $7,873 and $26,941, respectively, in excess life insurance premiums; and (iv) $26,868; $17,564; $17,564 and $17,564, respectively, in SERP contribution. Mr. Benjamin also received a $2,500 service award payment for 25 years of service with the Company. Mr. Komaroff also received a $1,000 service award payment for 10 years of service with the Company.

Employment Agreements and Post Termination and Change in Control Arrangements

Chief Executive Officer

The Company and Mr. Bergman entered into an amended and restated employment agreement which became effective as of December 31, 2011. The employment agreement, as amended and restated, is substantially similar to Mr. Bergman’s prior employment agreement which was scheduled to expire on December 31, 2011. As described in greater detail below, the employment agreement was amended and restated to include a five-year term with successive one-year extensions, eliminate all tax gross-ups including the gross-up for excise taxes imposed by Section 4999 of the Code, provide that any pro rata incentive compensation payable due to certain terminations will be based on actual results for the year in which termination occurs, extend certain post-termination office support for an additional year and include an acknowledgement that any incentive compensation paid will be subject to any clawback policy adopted or implemented by the Company in respect of any applicable law or regulation.

The employment agreement provides for Mr. Bergman’s continued employment as our Chairman of the Board of Directors and Chief Executive Officer until December 31, 2016, subject to successive one-year extensions, unless we provide at least six months’ notice of non-renewal, subject to Mr. Bergman’s refusal within 90 days after notice of extension. On December 31, 2011, Mr. Bergman’s annual base salary was set at the annual rate of $1,180,000 and may be increased from time to time. In addition, his employment agreement provides that the Compensation Committee will establish a target annual incentive compensation opportunity for Mr. Bergman which will be a percentage of base salary determined based on the achievement of performance goals. (See “Compensation Structure – Pay Elements – Details – Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion on stock awards and option awards. See “Compensation Structure – Pay Elements – Details – Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on non-equity incentive plan compensation.) It also provides that Mr. Bergman will be entitled to participate in all benefit, welfare, perquisite, equity or similar plans, policies and programs generally available to our senior executive officers.

Pursuant to his employment agreement, if Mr. Bergman’s employment with us is terminated (i) by us without cause, (ii) by Mr. Bergman for good reason, (iii) as a result of his disability or (iv) as a result of a non-renewal of the employment term by us, Mr. Bergman will receive all amounts then owed to him as salary and incentive compensation, a pro rata portion of the incentive compensation payable for the year of termination (based on actual achievement of performance goals), accrued and unpaid vacation pay, and all amounts or benefits accrued and owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company. In the event of Mr. Bergman’s death, these amounts will be paid to Mr. Bergman’s heirs or estate. In addition, in the event Mr. Bergman’s employment is terminated for the reasons above, other than due to death, Mr. Bergman will receive, as severance pay, a lump sum equal to 200% of his then annual base salary plus 200% of his average annual incentive compensation paid or payable with respect to the immediately preceding three fiscal years, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions until the end of the year of the termination, less his vested account balance or accrued benefits under each retirement plan.

If Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death, Mr. Bergman shall also be entitled to an office comparable to that used by him prior to termination and related office support, including the services of one executive assistant until the last day of the second calendar year following his termination and, due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of office support benefits for the period from the last day of the second calendar year following his termination until the third anniversary of his termination. In addition, if Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death, Mr. Bergman shall be entitled to use of the Company’s car service and, at Mr. Bergman’s option, use of an automobile for a period of two years following his termination.

If Mr. Bergman resigns within two years following a change in control of the Company for good reason or if Mr. Bergman’s employment is terminated by us without cause within two years following a change in control or during a specified period in advance of a change in control, Mr. Bergman will receive, as severance pay, in lieu of the foregoing, a pro rata portion of the annual incentive compensation payable for the year of termination (based on actual achievement of performance goals), 300% of his then annual base salary plus 300% of Mr. Bergman’s incentive compensation paid or payable with respect to whichever of the immediately preceding two fiscal years of the Company ending prior to the date of termination was higher, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions thereunder until the end of the year of the termination, less Mr. Bergman’s vested account balance or accrued benefits under each retirement plan upon a change in control, and all unvested outstanding options and shares of restricted stock shall become fully vested, except that in the case of a termination during a specified period in advance of a change in control, Mr. Bergman will receive a cash payment equal to the difference between the consideration paid in the change in control and the strike price of Mr. Bergman’s forfeited options as of the date of termination as provided in his employment agreement.

In the event Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death following a change in control, Mr. Bergman shall also be entitled to an office comparable to that used by him prior to termination and related office support, including the services of one executive assistant until the last day of the second calendar year following his termination, and due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of office support benefits for the period from the last day of the second calendar year following his termination until the fourth anniversary of his termination. In addition, in the event Mr. Bergman’s employment is terminated by us without cause, Mr. Bergman resigns for good reason or his employment term is not renewed following a change in control, Mr. Bergman shall be entitled to use of the Company’s car service and, at Mr. Bergman’s option, use of an automobile until the last day of the second calendar year following his termination, and due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of the transportation benefit for the period from the last day of the second calendar year following his termination until the third anniversary of his termination. If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut-back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to Mr. Bergman after imposition of the excise tax would be greater (in which case no reduction will occur).

Unless his employment agreement is terminated for cause, we will continue the participation of Mr. Bergman and his spouse in the health and medical plans, policies and programs in effect with respect to our senior executive officers and their families after the termination or expiration of his employment agreement, with coverage for Mr. Bergman and his spouse continuing until their respective deaths except that such coverage may be provided pursuant to a fully-insured replacement policy or annual cash payments to obtain a replacement policy.

Mr. Bergman is subject to restrictive covenants, including non-solicitation and non-compete provisions, while he is employed by us and for specified periods of time thereafter. Pursuant to such provisions in his employment agreement, Mr. Bergman shall not, directly or indirectly, engage in any activity competitive with a material segment of the Company’s business or recruit, solicit or induce any employee of the Company to terminate their employment with the Company, during Mr. Bergman’s employment term and (i) for one year thereafter if his employment is terminated (a) by us without cause, (b) by Mr. Bergman for good reason, or (c) as a result of his disability, or (ii) until the later of (a) the second anniversary of the expiration of his employment term and (b) his termination date if such termination is by us for cause or due to Mr. Bergman terminating his employment by giving 180 days’ notice. We may, at our option, extend the initial one-year term of the non-compete described by clause (i) above for an additional year if we provide Mr. Bergman notice of such extension no later than 180 days prior to expiration of the term and we pay Mr. Bergman his annual base salary in effect on his date of termination. Mr. Bergman is also subject to confidentiality provisions.

In order to entice Mr. Bergman to accept the terms of the amended and restated employment agreement (which included a five-year renewal of his employment term), the Compensation Committee offered Mr. Bergman a grant of restricted stock units under the 2013 Stock Incentive Plan, with a grant date fair value of $5,000,000 (75,688 shares), and which became effective on November 15, 2011 (the “2011 RSUs”). Except with respect to pro rata vesting or full acceleration of the vesting of the 2011 RSUs as described below, the 2011 RSUs will become vested on December 31, 2016, subject to the attainment of a specified cumulative five-year adjusted earnings per share performance target and Mr. Bergman’s continued employment through such date. In the event of Mr. Bergman’s retirement, his resignation for good reason or termination by us without cause prior to December 31, 2016, a pro rata portion of the 2011 RSUs will vest as of Mr. Bergman’s termination of employment, subject to the achievement of the performance target, with the remaining 2011 RSUs subject to the original vesting criteria and, in the case of Mr. Bergman’s retirement, compliance with the restrictive covenants included in his employment agreement through December 31, 2016. In the event of Mr. Bergman’s death or disability, or in the event Mr. Bergman’s employment is terminated for any reason (other than by the Company for cause) within two years of a change in control of the Company, the 2011 RSUs will become fully vested, without regard to the achievement of the performance target. Once vested, the 2011 RSUs will generally be settled within 30 days of the specified event except that upon certain terminations, the pro rata vested portion of 2011 RSUs will be settled on the six-month anniversary of termination of employment, with any remaining 2011 RSUs that vest on December 31, 2016 generally being settled within 30 days of December 31, 2016 or, if earlier, following a change in control.

Stanley Komaroff

Pursuant to Mr. Komaroff’s amended and restated employment agreement with the Company dated December 11, 2008, upon Mr. Komaroff’s death or disability, or if Mr. Komaroff’s employment with us is terminated (i) by us without cause or (ii) by Mr. Komaroff for any reason, Mr. Komaroff (or his heirs or estate) will receive (a) all amounts then owed to him as salary and deferred compensation, (b) any unpaid annual incentive compensation for the last full fiscal year prior to termination, (c) all benefits owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company and (d) a pro rata annual incentive compensation for the fiscal year in which termination occurs. If Mr. Komaroff’s employment is terminated by us for cause, Mr. Komaroff will receive solely the amounts described in (a) and (c) above.

If Mr. Komaroff terminates his employment for any reason or if he is terminated by us without cause, his equity-based awards will be treated as follows: (i) his termination will be treated as a retirement under our equity plans; (ii) his equity-based awards (other than options) will vest in full subject to satisfaction of any performance-based restrictions; and (iii) his options will continue to vest for 30 months following retirement (at which time all unvested options will vest in full) and will remain exercisable for at least three years (but not beyond the original term). If his employment terminates due to death or disability, to the extent provided to our senior management, his equity based awards will immediately vest in full and will remain exercisable following termination, provided that his options will remain exercisable for at least three years (but not beyond the original term).

Pursuant to his employment agreement, Mr. Komaroff is subject to confidentiality provisions. Additionally, during his employment, Mr. Komaroff will not (other than on behalf of the Company) in any capacity whatsoever (other than as the holder of not more than one percent of the total outstanding stock of a publicly held company) engage in any activity competitive with a material segment of the business of the Company. Mr. Komaroff’s change in control agreement with the Company is described below in the section entitled “Named Executive Officers Other than the Chief Executive Officer.”

Named Executive Officers Other than the Chief Executive Officer

We have entered into change in control agreements with the Named Executive Officers, other than Mr. Bergman, which were most recently amended effective as of January 1, 2012, to eliminate the gross-up for excise taxes imposed by Section 4999 of the Code and provide that any pro rata incentive compensation payable upon certain terminations in connection with a change in control will be based on actual results for the year in which termination occurs. The change in control agreements, as amended, provide that if the executive’s employment is terminated by us without cause or by the executive for good reason within two years following a change in control of the Company, we will pay and provide the executive with (i) the executive’s base salary (defined to include salary plus the executive’s annual automobile allowance and the Company’s contribution to the 401(k) Plan and SERP for the year prior to the change in control) through the termination date, (ii) severance pay equal to 300% of the sum of the executive’s base salary (as defined in (i)) and target bonus, (iii) a pro rata annual incentive compensation based on actual achievement for the year in which termination occurs, (iv) immediate vesting of all outstanding options, restricted or deferred stock/unit awards and non-qualified retirement benefits, (v) elimination of all restrictions on any restricted or deferred stock/unit awards, (vi) settlement of all deferred compensation arrangements in accordance with the applicable plan and (vii) continued participation in all health and welfare plans for 24 months (provided that such coverage will terminate when the executive receives substantially equivalent coverage from a subsequent employer) at the same level of participation for each executive on the termination date, except that the health coverage may be provided pursuant to a fully-insured replacement policy or two annual cash payments to obtain a replacement policy. Notwithstanding the foregoing, if an executive’s employment is terminated by us without cause or by the executive for good reason, in either case, (i) within 90 days prior to a change in control or (ii) after the first public announcement of the pendency of the change in control, the executive will be entitled to the benefits described above. In the event any payments to the executive become subject to the excise tax imposed by Section 4999 of the Code, we will cut-back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to the executive after imposition of the excise tax would be greater (in which case no reduction will occur).

Pursuant to the change in control agreements, the Named Executive Officers, other than Mr. Bergman (who is subject to restrictive covenants under his employment agreement as opposed to a change in control agreement), are also subject to restrictive covenants, such as confidentiality and non-disparagement provisions. Additionally, during each Named Executive Officer’s employment and for a period of 24 months thereafter, each Named Executive Officer agreed that he will not, without the Company’s prior written consent, solicit our employees for employment.

Tax Gross-Up Provisions

We do not provide any tax gross-ups to our executive officers.

Compensation Policies and Practices as they Relate to Risk Management

The Company conducted a risk assessment of its compensation policies and practices for all employees, including executive officers. The Compensation Committee reviewed the Company’s risk assessment process and results and determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

Post Termination and Change in Control Calculations

The amounts set forth in the table below represent amounts that would have been paid to the Named Executive Officers, pursuant to their employment, change in control and equity award agreements, if such Named Executive Officers’ employment was terminated on December 31, 2013 under the various scenarios set forth below or in connection with a change in control that occurred on such date.

Name and Principal Position	Cash Payment	Continuation of Health/ Welfare Benefits (present value)	Acceleration and Continuation of Equity Award[1]	Other Compensation	Excise Tax Gross-up2	Total Termination Benefits[3]

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)

Company termination for cause	$0	$0	$0	$0	n/a	$0	[4]

Resignation without good reason and not due to retirement	$0	$237,000	$0	$890,250	n/a	$1,127,250	[5]

Company termination without cause, due to voluntary resignation for good reason or due to non-renewal of employment contract.	$8,814,958	$237,000	$0	$976,689	n/a	$10,028,647	[6]

Resignation due to retirement.	$0	$237,000	$0	$890,250	n/a	$1,127,250	[7]

Termination due to disability.	$8,814,958	$237,000	$14,789,927	$890,250	n/a	$24,732,135	[8]

Resignation for good reason or Company termination without cause within two years after the change in control or Company termination without cause within 90 days prior to a change in control or after the first public announcement of a pending change in control	$12,701,414	$237,000	$18,669,627	$1,280,274	n/a	$32,888,315	[9]

Death of executive	$2,130,377	$125,000	$14,789,927	$0	n/a	$17,045,304	[10]

Stanley Komaroff Senior Advisor

Company termination for cause	$0	$0	$0	$0	n/a	$0	[11]

Company termination without cause or voluntary resignation for good reason, retirement, death or disability of executive	$479,784	$0	$4,702,827	$0	n/a	$5,182,611	[12]

All Named Executive Officers, Other than the CEO

Termination without cause, voluntary termination for good reason within two years following a change in control, within 90 days prior to a change in control or after the first public announcement of a pending change in control.

James Breslawski President and Chief Operating Officer	$4,334,116	$44,775	$5,316,061	$0	n/a	$9,694,952	[13]

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$3,601,093	$44,775	$4,859,135	$0	n/a	$8,505,003	[13]

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$3,593,652	$44,775	$4,859,135	$0	n/a	$8,497,562	[13]

Stanley Komaroff Senior Advisor	$3,519,195	$26,821	$4,702,827	$0	n/a	$8,248,843	[13]

Name and Principal Position	Cash Payment	Continuation of Health/ Welfare Benefits (present value)	Acceleration and Continuation of Equity Award[1]	Other Compensation	Excise Tax Gross-up2	Total Termination Benefits[3]

Death or Disability

James Breslawski President and Chief Operating Officer	$0	$0	$4,159,722	$0	n/a	$4,159,722	[14]

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$0	$3,789,153	$0	n/a	$3,789,153	[14]

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$0	$3,789,153	$0	n/a	$3,789,153	[14]

1 Represents the value of restricted stock/units that would accelerate and vest, if any, on termination. In the case of time-based restricted stock/units, the value is calculated by multiplying the number of shares of restricted stock/units that accelerate by the per share closing price of common stock on December 31, 2013. In the case of performance-based restricted stock/units, the value is calculated by multiplying the number of shares of restricted stock/units granted on the grant date (i.e., target award) by the per share closing price of common stock on December 31, 2013. No unvested options are held by the Named Executive Officers.

2 We do not provide any tax gross-ups to our executive officers.

3 Does not include the vested SERP amounts for the Named Executive Officers. Such vested amounts are paid following a termination of employment (subject to a six month delay in certain instances) or within 30 days following a change in control. Also does not include the amounts for the Named Executive Officers under the Company’s Deferred Compensation Plan, all of which are fully vested and consist solely of participant contributions. Such vested amounts become payable upon a termination of employment as a result of death or disability in a lump sum cash payment within sixty days after such employment termination. Such vested amounts also become payable in a lump sum cash payment within 60 days following a change in control. (See “Nonqualified Compensation for Fiscal 2013” tables for additional disclosure regarding these vested amounts.)

4 The Company will have no further obligation to Mr. Bergman, except payment of his vested SERP and Deferred Compensation Plan account balances.

5 Includes (i) health and welfare coverage for Mr. Bergman and his wife until death and (ii) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Under his employment agreement, Mr. Bergman may resign without good reason and still be entitled to these benefits so long as he resigns upon providing 180 days prior written notice to the Company.

6 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) a make-up pension payment, calculated as the value of the excess of (A) the fully vested value of benefits to Mr. Bergman under existing retirement plans (including the Company’s 401(k) and SERP plans), assuming additional credit for the period from the termination date to December 31, 2013 over (B) his vested accrued benefits as of the termination date (such excess, if any, the “Make-Up Pension Payment”), (iii) 200% current base annual salary, (iv) 200% average annual incentive compensation paid in the previous three years, (v) health and welfare coverage for Mr. Bergman and his wife until death and (vi) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Mr. Bergman is also entitled to receive a pro rata vesting of his November 2011 restricted stock unit award as of his termination date, as well as continued vesting of such award following his termination date through December 31, 2016 based on achievement of performance goals. As of December 31, 2013, the value of the pro rata vesting is $0, and the present value of full vesting at December 31, 2016 is $8,154,066, assuming the performance target is achieved.

7 Includes (i) health and welfare coverage for Mr. Bergman and his wife until death and (ii) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Mr. Bergman is also entitled to receive a pro rata vesting of his November 2011 restricted stock unit award as of his termination date, as well as continued vesting of such award following his termination date through December 31, 2016 based on achievement of performance goals. As of December 31, 2013, the value of the pro rata vesting is $0, and the present value of full vesting at December 31, 2016 is $8,154,066, assuming the performance target is achieved and subject to his compliance with non-compete covenants.

8 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) pro rata vesting of all restricted stock/units granted in 2011 (except for the November 2011 restricted stock unit grant to Mr. Bergman), 2012 and 2013 from the date of grant through to the date of employment termination over 1,095 days, and with respect to the November 2011 restricted stock unit grant, full vesting of such award as of employment termination date, without regard to achievement of performance goals, (iii) 200% current base annual salary, (iv) 200% average annual incentive compensation paid in the previous three years, (v) health and welfare coverage for Mr. Bergman and his wife until death and (vi) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination).

9 Includes (i) a pro rata portion of the annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) 300% current base annual salary, (iii) 300% of highest annual incentive compensation paid in the previous two years, (iv) vesting of any unvested outstanding options and shares of restricted stock/units, (v) health and welfare coverage for Mr. Bergman and his wife until death, (vi) use of the Company’s car service for two years (as well as a cash payment in lieu of such services from the last day of the second calendar year following termination until the third anniversary of termination), (vii) the Make-Up Pension Payment and (viii) office space and administrative assistance for two years (as well as a cash payment in lieu of such services from the last day of the second calendar year following termination until the fourth anniversary of termination). With respect to the acceleration and continuation of equity awards, this includes amounts payable on a resignation or a Company termination (other than for cause) within two years after a change in control. If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

10 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) pro rata vesting of all restricted stock/units granted in 2011 (except for the November 2011 restricted stock unit grant to Mr. Bergman), 2012 and 2013 from the date of grant through to the date of employment termination over 1,095 days, and with respect to the November 2011 RSU grant, full vesting of such award as of employment termination date, without regard to achievement of performance goals and (iii) health and welfare coverage for Mr. Bergman’s wife until death.

11 The Company will have no further obligation to Mr. Komaroff, except payment of his vested SERP and Deferred Compensation Plan account balances.

12 Includes (i) annual incentive compensation payable for the year in which termination occurs and (ii) all equity-based awards (other than options) become fully vested, subject to satisfaction of any performance-based restrictions (assuming performance-based restricted stock/units achievement at target level). However, if such termination occurs due to death or disability, Mr. Komaroff is entitled to 100% acceleration of his time-based restricted stock/units granted in 2010, 2011, 2012 and 2013 and pro rata vesting of his performance-based restricted stock/units granted in 2011, 2012 and 2013 from the date of grant through to the date of employment termination over 1,095 days. The value of unvested restricted stock/units that would accelerate and vest upon a death or disability termination is $3,672,270 (assuming performance-based restricted stock/units achievement at target level).

13 Includes (i) annual incentive compensation payable for the year in which termination occurs based on achievement of performance goals, (ii) 300% current annual salary (defined to include salary plus the executive’s annual automobile allowance and the Company’s contribution to the 401(k) Plan and SERP plan for the full year preceding the change in control), (iii) 300% annual incentive compensation at target level in the year of termination, (iv) any unvested outstanding options and shares of restricted stock/units become fully vested (assuming performance-based restricted stock/units achievement at target level) and (v) health and welfare continuation of plans for 24 months following termination or until coverage with subsequent employer begins. If any amounts owed to Messrs. Breslawski, Paladino, Benjamin and/or Komaroff in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

14 In the event of any termination of employment due to death or disability, the Named Executive Officers (other than Messrs. Bergman and Komaroff, whose termination arrangements are discussed above) are entitled to 100% acceleration of their respective time-based restricted stock/units and pro rata vesting of their respective performance-based restricted stock/units granted in 2011, 2012 and 2013 from the date of grant through to the date of employment termination over 1,095 days.

Other Information Related to Summary Compensation Table

Stock Awards and Option Awards

See “Compensation Structure–Pay Elements–Details–Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion on stock awards and option awards.

Non-Equity Incentive Plan Compensation

See “Compensation Structure–Pay Elements–Details–Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on non-equity incentive plan compensation.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For employees of the Company, including Named Executive Officers, we do not maintain a qualified defined benefit plan.

We maintain a Supplemental Executive Retirement Plan for certain eligible participants who are not able to receive the full Company matching contribution under our 401(k) Plan due to certain Internal Revenue Service limits. The SERP provides for various vesting percentages based on service with the Company. Vesting will also occur upon a participant’s death, disability or attainment of age 65 or upon a change in control, in each case, while employed. Investment return on the contributions is generally equal to the earnings and losses that would occur if 40% of the contributions were invested in the Company stock fund under our 401(k) Plan and 60% were invested equally among the other investment alternatives available under our 401(k) Plan. Effective January 1, 2014, the SERP was amended to allow participants to direct the hypothetical investments of their deferral accounts subject to certain restrictions applicable to investments in the Company stock fund. A participant’s vested SERP benefit is paid following a termination of employment (subject to a six month delay in certain instances) or a change in control.

We also maintain a Deferred Compensation Plan pursuant to which our Named Executive Officers are eligible to participate. We do not make any contributions to the Deferred Compensation Plan and the amounts under the plan consist entirely of participant contributions and are fully vested. The amounts under the Deferred Compensation Plan may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six month delay in certain instances) or a change in control of the Company.

All Other Compensation

See “Compensation Structure–Pay Elements–Details–Other Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on all other compensation.

Grants of Plan-Based Awards for Fiscal 2013

Name and Principal Position	Type of Grant[1]	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards[4] Number of Shares of Stock or Units (#)	All Other Option	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[6]
			Thres- hold ($)	Target ($)	Maximum[2] ($)	Thres- hold (#)	Target (#)	Maxi- mum[3] (#)		Awards[5] Number of Secur- ities Under- lying Options (#)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	162(m) PIP RS SO	n/a n/a 3/1/2013 n/a	$0 $0	$1,706,250 $243,750	$3,290,625 $280,313	0	28,140	56,280	0	0	n/a	$2,500,000 n/a

James P. Breslawski President and Chief Operating Officer	PIP RS SO	n/a 3/1/2013 n/a	$60,500	$550,000	$1,029,875	0	7,316	14,632	3,940	0	n/a	$1,000,000 n/a

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	PIP RS SO	n/a 3/1/2013 n/a	$31,500	$450,000	$787,500	0	6,585	13,170	3,545	0	n/a	$900,000 n/a

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	PIP RS SO	n/a 3/1/2013 n/a	$90,000	$450,000	$706,500	0	6.585	13,170	3,545	0	n/a	$900,000 n/a

Stanley Komaroff Senior Advisor	PIP RS SO	n/a 3/1/2013 n/a	$22,500	$450,000	$713,250	0	6,585	13,170	3,545	0	n/a	$900,000 n/a

1 “PIP” means annual incentive compensation (i.e., bonus) paid under the Company’s 2013 PIP. “162(m)” means annual incentive compensation (i.e., bonus) paid under the Company’s Section 162(m) Cash Bonus Plan. “RS” means performance-based restricted stock/unit awards made pursuant to the Company’s 2013 Stock Incentive Plan. “SO” means options. See “Compensation Structure–Pay Elements–Details–Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on the PIP and the Section 162(m) Cash Bonus Plan.

2 The maximum payout percentage for the EPS Target and Business Financial Goal portions of the PIP is 200% and the maximum payout percentage for the Individual Performance Goal is 115%.

3 The maximum payout percentage for the 2013 LTIP awards of performance-based restricted stock is 200%.

4 Time-based restricted stock (four-year cliff) awarded in fiscal 2013. Mr. Bergman was not awarded time-based restricted stock in 2013.

5 None of the Named Executive Officers were awarded options in fiscal 2013.

6 These amounts are valued based on the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. These amounts do not necessarily reflect the actual value that may be realized by the Named Executive Officer upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 16 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 28, 2013, as filed with the SEC on February 11, 2014.

Estimated Potential Payouts Under Non-Equity Incentive Plan Awards

The PIP awards paid to the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.” The threshold, target and maximum amount of these PIP awards appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Estimated Future Payouts Under Equity Incentive Plan Awards, All Other Stock Awards and All Other Option Awards

Awards of performance-based and time-based restricted stock/units granted to the Named Executive Officers appear in the Summary Compensation Table in the columns captioned “Stock Awards.” We did not grant Named Executive Officers options in fiscal 2013.

The threshold, target and maximum amount of the performance-based restricted stock/units appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Equity Incentive Plan Awards.”

Exercise or Base Price of Option Awards

We did not grant Named Executive Officers options in fiscal 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options[1] (#)	Option Exercise Price ($)	Option Expiration Date[2]	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested[4] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[5] (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[5] ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	0	0	n/a	n/a	n/a	0	$0	162,897	[6]	$18,640,303

James P. Breslawski President and Chief Operating Officer	30,966 34,509	0 0	n/a n/a	$51.23 $59.89	03/05/2017 03/03/2018	19,208	$2,194,706	27,312		$3,125,312

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	28,757	0	n/a	$59.89	03/03/2018	17,320	$1,978,983	25,220		$2,885,924

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	19,121	0	n/a	$59.89	03/03/2018	17,320	$1,978,983	25,220		$2,885,924

Stanley Komaroff Senior Advisor	3,000 28,757	0 0	n/a	$51.23 $59.89	03/05/2017 03/03/2018	16, 841	$1,924,252	24,305		$2,781,,221

1 The Company does not issue performance-based options.

2 All options granted under the 2013 Stock Incentive Plan have a ten year term unless otherwise terminated earlier in accordance with the plan.

3 Beginning in March 2009, time-based restricted stock/units (four-year cliff vesting) were awarded to the Named Executive Officers, except Mr. Bergman.

4 Based on the closing market price of $114.43 of the Company’s common stock on December 27, 2013.

5 Represents number of shares of performance-based restricted stock (three-year cliff vesting) granted in 2011, 2012 and 2013 under the Company’s 2013 Stock Incentive Plan. As the threshold payout amount is zero, such number represents the number of shares based on the target payout at the end of fiscal 2013, but includes shares of performance-based restricted stock issued under the 2011 LTIP that subsequently vested on March 7, 2014, includes additional shares of performance-based restricted stock which we estimate will be issued related to the performance-based restricted stock grants under the 2012 LTIP and excludes shares of performance-based restricted stock which we estimate will be forfeited relating to the performance-based restricted stock grants under the 2013 LTIP. Beginning in March 2010, performance-based restricted stock units were granted to the Named Executive Officers.

6 Included in this amount are 75,688 restricted stock units granted to Mr. Bergman on November 15, 2011 in connection with the renewal of his employment agreement which shall cliff vest at the target payout amount on December 31, 2016, subject to the attainment of a specified cumulative five-year adjusted EPS performance target and Mr. Bergman’s continued employment through such date.

Option Exercises and Stock Vested for Fiscal 20131

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting ($)[3]

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	0	$0	26,813	$2,421,750

James P. Breslawski President and Chief Operating Officer	84,782	$5,038,874	20,389	$1,841,534

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	86,652	$4,948,389	16,992	$1,534,717

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	41,664	$2,460,574	16,992	$1,534,717

Stanley Komaroff Senior Advisor	26,147	$1,579,864	16,992	$1,534,717

1 The value realized from exercised options is calculated to be the market value of the common stock on the date of exercise, less the exercise price of the option, multiplied by the number of shares of common stock underlying the option.

2 For each Named Executive Officer (other than Mr. Bergman), such amount represents (i) performance-based restricted stock/units (three-year cliff vesting) granted on March 10, 2010 and (ii) time-based restricted stock/units (four-year cliff vesting) granted on March 9, 2009. For Mr. Bergman, such amount represents performance-based restricted stock/units (three-year cliff vesting) granted on March 10, 2010. In each case, the vesting date was not a business day so the restricted stock/units vested on the preceding business day (March 8, 2013).

3 The value realized from vesting of restricted stock/units is deemed to be the market value of the common stock on the date of vesting, multiplied by the number of shares of common stock underlying the restricted stock/units that vested. The closing market price on March 8, 2013 was $90.32.

Nonqualified Deferred Compensation for Fiscal 2013

The following table provides information regarding our SERP. (See “Compensation Structure–Pay Elements–Details–Other Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on our SERP.)

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	$0	$67,134	$511,555	$0	$2,165,641

James P. Breslawski President and Chief Operating Officer	$0	$26,868	$227,732	$0	$955,287

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$17,563	$180,617	$0	$763,066

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$17,563	$179,296	$0	$757,640

Stanley Komaroff Senior Advisor	$0	$17,563	$57,060	$0	$259,078

The following table provides information regarding our Deferred Compensation Plan. The Company does not make any contributions to the Deferred Compensation Plan. All amounts in such plan are fully vested and consist solely of participant contributions. Such vested amounts may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six month delay in certain instances) or a change in control of the Company. (See “Compensation Structure–Pay Elements–Details–Other Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on our Deferred Compensation Plan.)

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	$0	$0	$0	$0	$0

James P. Breslawski President and Chief Operating Officer	$32,207	$0	$3,643	$0	$35,850

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$0	$0	$0	$0

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$0	$0	$0	$0

Stanley Komaroff Senior Advisor	$227,819	$0	$98,551	$0	$692,731

Director Compensation for Fiscal 2013

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	All Other Compensation ($)	Total ($)

Barry J. Alperin	$92,000	$185,400	$0	$0	$0	$0	$277,400

Paul Brons	$70,000	$185,400	$0	$0	n/a	$0	$255,400

Donald J. Kabat	$94,000	$185,400	$0	$0	$0	$0	$279,400

Philip A. Laskawy	$94,000	$185,400	$0	$0	$0	$0	$279,400

Karyn Mashima	$68,000	$185,400	$0	$0	$0	$0	$253,400

Norman S. Matthews	$87,000	$185,400	$0	$0	$0	$0	$272,400

Carol Raphael	$64,000	$185,400	$0	$0	n/a	$0	$249,400

Bradley T. Sheares, Ph.D.	$68,000	$185,400	$0	$0	n/a	$0	$253,400

Louis W. Sullivan, M.D.	$71,000	$185,400	$0	$0	$0	$0	$256,400

1 These cash fee amounts have not been reduced to reflect a director’s election to defer receipt of cash fees pursuant to the Non-Employee Director Deferred Compensation Plan; these deferrals are indicated in footnote 5 below.

2 Includes restricted stock unit awards valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. The amounts shown in the table above do not necessarily reflect the actual value that may be realized by the non-employee director upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 16 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 28, 2013, as filed with the SEC on February 11, 2014. With respect to the aggregate number of stock awards (including restricted stock units) outstanding at Fiscal 2013 year end, Messrs. Alperin, Brons, Kabat, Laskawy and Matthews, Ms. Mashima and Drs. Sheares and Sullivan each had 10,598 restricted stock units, Ms. Raphael had 4,491 restricted stock units.

3 The aggregate number of option awards outstanding at fiscal year-end for each non-employee director is set forth in the following table:

	Aggregate Number of Option Awards Outstanding at Fiscal 2013 Year End (#)
Name	Unexercisable	Exercisable
Barry J. Alperin	0	37,075
Paul Brons	0	37,075
Donald J. Kabat	0	39,575
Philip A. Laskawy	0	15,438
Karyn Mashima	0	8,987
Norman S. Matthews	0	22,075
Carol Raphael	0	0
Bradley T. Sheares, Ph.D.	0	0
Louis W. Sullivan, M.D.	0	37,075

4 The Company does not grant performance-based annual incentive compensation (i.e., bonus) to non-employee directors.

5 Messrs. Alperin, Laskawy and Matthews and Dr. Sullivan each participated in the Non-Employee Director Deferred Compensation Plan in 2013 and elected to defer the following amounts during fiscal 2013: $30,000; $94,000; $87,000; and $71,000, respectively.

Fees Earned or Paid in Cash

Directors who are employees of the Company receive no compensation for service as directors. Directors who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may determine from time to time. In fiscal 2013, Messrs. Alperin, Brons, Kabat, Laskawy and Matthews, Mses. Mashima and Raphael and Drs. Sheares and Sullivan each received a $50,000 annual retainer, an additional $2,000 for each Board of Directors meeting attended and $1,500 for each committee meeting attended. The retainer for service as a Committee Chairperson is $10,000, and the Audit Committee Chairperson and the Lead Director retainers are $15,000. Mr. Laskawy’s retainer for service as Lead Director is inclusive of his role as Chairman of the Nominating and Governance Committee.

Stock Awards and Option Awards

On March 1, 2013, each of Messrs. Alperin, Brons, Kabat, Laskawy and Matthews, Mses. Mashima and Raphael and Drs. Sheares and Sullivan, was granted 2,086 restricted stock units under the Company’s 1996 Non-Employee Director Stock Incentive Plan, with each award having a grant date fair value of $185,400. The value of the equity-based awards granted to the Non-Employee Directors on March 1, 2013 was equal to the value of the equity-based awards received by the Non-Employee Directors in each of fiscal 2009, 2010, 2011 and 2012. The restricted stock units granted to the non-employee directors in 2013 are subject to time-based vesting and cliff vest at the end of four years from the grant date, based on continued service through the applicable vesting date.

Additionally, on February 27, 2014, each of Messrs. Alperin, Brons, Kabat, Laskawy and Matthews, Mses. Mashima and Raphael and Drs. Sheares and Sullivan was granted 1,561 restricted stock units, with each award having a grant date fair value of $185,400 (unchanged from the grant date fair value of non-employee directors’ restricted stock unit awards since 2009). The restricted stock units granted to the non-employee directors in 2014 are subject to time-based vesting and cliff vest at the end of 13 months from the grant date, based on continued service through the applicable vesting date. To align the non-employee directors’ equity awards with prevalent market practice, the Compensation Committee changed the vesting schedule for the 2014 grants to 13 months from the four-year cliff vesting schedule that applied to grants prior to 2014.

All such grants under the 1996 Non-Employee Stock Incentive Plan (i) were issued on the date they were approved by the Compensation Committee and (ii) provide for full accelerated vesting upon a change in control (as defined in the 1996 Non-Employee Stock Incentive Plan or as defined under Section 409A of the Code), provided that no termination of services has occurred prior to the change in control.

Beginning with the March 9, 2009 restricted stock unit award, non-employee directors became eligible to defer the date upon which all or a portion of their restricted stock units will be paid out to either (i) a specified payment date occurring on the third, fifth, seventh or tenth anniversary of the scheduled vesting date, or (ii) the date of the termination of their services that occurs after the scheduled vesting date. If the deferral election is chosen, to the extent vested, payment will be made within the 30 day period following the earliest of the following to occur: (i) the elected deferred payment date; (ii) the participant’s death; (iii) the participant’s disability; (iv) the participant’s termination of services (other than as a result of death or disability); or (v) a change of control of the Company. Participants are also permitted to further defer the payment date of their restricted stock units in accordance with Section 409A of the Code for one or more additional periods of at least five years (but not more than ten years) beyond the previously elected deferred payment date.

The Compensation Committee assesses “competitive market” compensation when determining the amount of equity awards to grant non-employee directors. The Compensation Committee reviews non-employee director compensation, including equity awards, against the same peer companies that it uses when evaluating executive officer compensation. The Compensation Committee also reviews, for purposes of determining non-employee director equity awards, the companies with revenues between $8 billion and $12 billion that it reviews for evaluation of executive officer compensation. See “Compensation Structure–Pay Elements–Details–Pay Levels and Benchmarking” under Compensation Discussion and Analysis.

Non-Equity Incentive Plan Compensation

We do not issue non-equity incentive plan compensation to non-employee directors.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For directors, we do not maintain a qualified defined benefit plan.

Since January 2004, non-employee directors have been eligible to defer all or a portion of certain “eligible director fees” under our Non-Employee Director Deferred Compensation Plan into a cash account or a phantom share account. An investment in the cash account is deemed to be invested in cash equivalents based on the Company’s long-term borrowing rate under the Company’s principal credit facility. An investment in the phantom share account is deemed to be invested in a unit measurement called a “phantom share”. A phantom share is the equivalent to one share of our common stock. The cash accounts are distributed in a lump sum cash payment and the phantom share accounts are distributed in our common stock. Shares of our common stock available for issuance under the Non-Employee Director Deferred Compensation Plan are funded from shares of our common stock that are available under our 1996 Non-Employee Director Stock Incentive Plan, and such an award under the Non-Employee Director Deferred Compensation Plan constitutes an “Other Stock-Based Award” under the 1996 Non-Employee Director Stock Incentive Plan. Messrs. Alperin, Kabat, Laskawy and Matthews, Ms. Mashima and Dr. Sullivan each participate in the Non-Employee Director Deferred Compensation Plan. Each such non-employee director has elected to defer his or her eligible director fees to the phantom share account. The amounts set forth in the Director Compensation Table above under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent the above-market or preferential earnings of the phantom shares allocated to each such director’s account.

Stock Ownership Policy

The Company believes that, to align the interests of the directors of the Company with the interests of the stockholders of the Company, the non-employee directors of the Company should have a financial stake in the Company. For 2013, the stock ownership policy for the non-employee directors provided that each non-employee director should own equity in the Company equal to a minimum of 300% of such non-employee director’s annual retainer. Newly appointed non-employee directors will have four years from the date of their initial appointment to comply with the stock ownership policy.

The Board of Directors will evaluate whether exceptions should be made for any non-employee director on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Board of Directors. Equity includes: shares of any class of capital stock; shares of vested restricted stock; unexercised vested options; warrants or rights to acquire shares of capital stock; and securities that are convertible into shares of capital stock; provided that an amount equal to at least 20% of such non-employee director’s annual retainer must be owned by such non-employee director in the form of shares of common stock.

All non-employee directors are in compliance with the Company’s Stock Ownership Policy.

The Company also prohibits hedging or other derivative transactions by its non-employee directors and prohibits pledging of Company stock by its non-employee directors, unless approved in advance by the Company’s General Counsel.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company maintains a formal, written conflict of interest policy that applies to all employees. Additionally, on an ongoing basis, the Audit Committee is required by its charter to review all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under NASDAQ’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2013 were Messrs. Alperin, Kabat and Matthews.

During fiscal 2013:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

•

none of our executive officers served on the compensation committee (or another board committee performing equivalent functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

none of our executive officers served on the compensation committee (or another board committee performing equivalent functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), the Company is providing its stockholders the opportunity to cast an advisory vote on the compensation of its named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on named executive officers’ compensation.

As described in detail in the Compensation Discussion and Analysis beginning on page 15 of this proxy statement, the Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability and to reward them for their performance, the Company’s performance and for creating long-term value for stockholders. The primary objectives of the program are to:

•	align rewards with the achievement of performance goals that enhances stockholder value;

•	support the Company’s strong team orientation;

•	encourage high potential team players to build a career at the Company; and

•	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its executive officer compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation, which has enabled the Company to successfully motivate and reward its named executive officers. The Company believes that its compensation program is appropriate and has played an essential role in its continuing financial success by aligning the long-term interests of its named executive officers with the long-term interests of its stockholders.

For these reasons, the Board of Directors recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company. Notwithstanding the advisory nature of this vote, the Compensation Committee, which is responsible for designing and administering the Company’s executive officer compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this matter is required to approve this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board of Directors has selected BDO USA as our independent registered public accounting firm for the fiscal year ending December 27, 2014, subject to ratification of such selection by the stockholders at the Annual Meeting. If the stockholders do not ratify the selection of BDO USA, another independent registered public accounting firm will be selected by the Board of Directors. Representatives of BDO USA will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders in attendance.

Independent Registered Public Accounting Firm Fees and Pre-Approval Policies and Procedures

The following table summarizes fees billed to us for fiscal 2013 and for fiscal 2012:

	Fiscal 2013	Fiscal 2012
Audit Fees — Annual Audit and Quarterly Reviews	$5,699,602	$5,612,231
Audit-Related Fees	$65,000	$65,000
Tax Fees: —
Tax Advisory Services	$243,066	$625,114
Tax Compliance, Planning and Preparation	$477,431	$588,226
All Other Fees	—	—

Total Fees	$6,485,099	$6,890,571

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to BDO USA for the audit of our annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs, for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects and for services that are normally provided by the independent accountant in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting, including services in connection with employee benefit plan audits, and consultation on acquisitions. “Tax fees” are fees for tax advisory services, including tax planning and strategy, tax audits and acquisition consulting, tax compliance, tax planning and tax preparation. There were no “all other fees” in fiscal 2012 or fiscal 2013.

The Audit Committee has determined that the provision of all non-audit services by BDO USA is compatible with maintaining such accountant’s independence.

All fees paid by us to BDO USA were approved by the Audit Committee in advance of the services being performed by such independent accountants.

Pursuant to the rules and regulations of the SEC, before our independent registered accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit-related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee, available on our Internet website at www.henryschein.com, under the “About Henry Schein–Corporate Governance” caption.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this matter at the Annual Meeting is required to ratify the selection of BDO USA as our independent registered public accounting firm for the fiscal year ending December 27, 2014.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED SELECTION OF BDO USA AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 27, 2014.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Role of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, including the Company’s internal control over financial reporting, the quality of its financial reporting and the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company about accounting, internal control over financial reporting or auditing matters and confidential and anonymous submission by employees of the Company of concerns about questionable accounting or auditing matters. On an ongoing basis, the Audit Committee reviews all related party transactions, if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

The Audit Committee is composed of three “independent directors” as that term is defined by the listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”). Each of the members of the Audit Committee are “audit committee financial experts,” as defined under the rules of the Securities and Exchange Commission (“SEC”) and, as such, each satisfy the requirements of NASDAQ’s Rule 5605(c)(2)(A). The Audit Committee operates under a written charter adopted by the Board of Directors, which is in accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and NASDAQ listing standards relating to corporate governance and audit committees. The Audit Committee reviews and reassesses its charter on a periodic and as required basis.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s disclosure controls and procedures as well as its system of internal control over financial reporting. The Company is responsible for evaluating the effectiveness of its disclosure controls and procedures on a quarterly basis and for performing an annual assessment of its internal control over financial reporting, the results of which are reported in the Company’s annual 10-K filing with the SEC.

The Company’s independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with accounting principles generally accepted in the United States and discusses with management any issues that they believe should be raised with management. The Company’s independent registered public accounting firm also audits, and expresses an opinion on the design and operating effectiveness of the Company’s internal control over financial reporting.

The independent registered public accounting firm’s ultimate accountability is to the Board of Directors of the Company and the Audit Committee, as representatives of the Company’s stockholders.

The Audit Committee pre-approves audit, audit related and permissible non-audit related services provided by the Company’s independent registered public accounting firm. During fiscal 2013, audit and audit related fees consisted of annual financial statement and internal control audit services, accounting consultations, employee benefit plan audits and other quarterly review services. Non-audit related services approved by the Audit Committee consisted of tax compliance, tax advice and tax planning services.

The Audit Committee meets with management regularly to consider, among other things, the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Audit Committee discusses these matters with the appropriate Company financial personnel and internal auditors. In addition, the Audit Committee has discussions with management concerning the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act to accompany the Company’s periodic filings with the SEC.

On an as needed basis and following each quarterly Audit Committee meeting, the Audit Committee meets privately with both the independent registered public accounting firm and the Company’s internal auditors, each of whom has unrestricted access to the Audit Committee. The Audit Committee also appoints the independent registered public accounting firm, approves in advance its engagements to perform audit and any non-audit services and the fee for such services, and periodically reviews its performance and independence from management. In addition, when appropriate, the Audit Committee discusses with the independent registered public accounting firm plans for audit partner rotation as required by the Sarbanes-Oxley Act.

Review of the Company’s Audited Financial Statements for Fiscal 2013

The Audit Committee reviewed the Company’s audited financial statements for fiscal 2013, as well as the process and results of the Company’s assessment of internal control over financial reporting. The Audit Committee has also met with management, the internal auditors and BDO USA, LLP (“BDO USA”), the Company’s independent registered public accounting firm, to discuss the financial statements and internal control over financial reporting. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States, that internal control over financial reporting was effective and that no material weaknesses in those controls existed as of the fiscal year-end reporting date, December 28, 2013.

The Audit Committee has received from BDO USA the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with BDO USA their independence from the Company and its management. The Audit Committee also received reports from BDO USA regarding all critical accounting policies and practices used by the Company, generally accepted accounting principles that have been discussed with management, and other material written communications between BDO USA and management. There were no differences of opinion reported between BDO USA and the Company regarding critical accounting policies and practices used by the Company. In addition, the Audit Committee has also received from, and discussed with, BDO USA the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees). Finally, the Audit Committee has received from, and reviewed with, BDO USA all communications and information concerning its audit of the Company’s internal control over financial reporting as required by the Public Company Accounting Oversight Board Auditing Standard No. 5.

Based on these reviews, activities and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2013.

THE AUDIT COMMITTEE

Donald J. Kabat, Chairman

Barry J. Alperin

Philip A. Laskawy

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report, the information in the Audit Committee Report contained under the heading “Review of the Company’s Audited Financial Statements for Fiscal 2013,” references to the Audit Committee Charter and reference to the independence of the Audit Committee members are not deemed filed with the SEC, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors recommends an affirmative vote be cast “FOR” all nominees for election to the Board of Directors listed in Proposal 1 on the proxy card and “FOR” Proposals 2 and 3 listed on the proxy card.

The Board of Directors knows of no other matter that may be brought before the meeting that requires submission to a vote of the stockholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection beginning May 16, 2014 at our headquarters located at 135 Duryea Road, Melville, New York 11747.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 has been filed with the SEC and is available free of charge through our Internet website, www.henryschein.com. Stockholders may also obtain a copy of the Form 10-K upon written request to Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747, Attn: Investor Relations, via email at investor@henryschein.com or facsimile at (631) 843-5541. In response to such request, the Company will furnish without charge the Form 10-K including financial statements, financial schedules and a list of exhibits.

STOCKHOLDER PROPOSALS

Eligible stockholders wishing to have a proposal for action by the stockholders at the 2015 Annual Meeting included in our proxy statement must submit such proposal at the principal offices of the Company not later than December 15, 2014. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

Under our Amended and Restated Certificate of Incorporation, as amended, a stockholder who intends to bring a proposal before the 2015 Annual Meeting without submitting such proposal for inclusion in our proxy statement cannot do so unless notice and a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected) and the name, address and number of shares of common stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the 2015 Annual Meeting is delivered in person or mailed to, and received by, the Company by the later of April 4, 2015 and the date that is 75 days prior to the date of the 2015 Annual Meeting.

Under the SEC’s proxy rules, proxies solicited by the Board of Directors for the 2015 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal on or before the deadline set forth in the preceding paragraph.

HENRY SCHEIN, INC. 135 DURYEA ROAD, MAIL STOP E-365 MELVILLE, NY 11747

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M74322-P49900	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HENRY SCHEIN, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐
1. Election of Directors Nominees

01) Stanley M. Bergman	09) Philip A. Laskawy
02) Gerald A. Benjamin	10) Karyn Mashima
03) James P. Breslawski	11) Norman S. Matthews
04) Mark E. Mlotek	12) Carol Raphael
05) Steven Paladino	13) E. Dianne Rekow, DDS, PhD
06) Barry J. Alperin	14) Bradley T. Sheares, PhD
07) Paul Brons	15) Louis W. Sullivan, MD
08) Donald J. Kabat

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Proposal to approve, by non-binding vote, the 2013 compensation paid to the Company’s Named Executive Officers.	☐	☐	☐

3.	Proposal to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2014.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document, Notice and Proxy Statement are available at www.proxyvote.com.

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M74323-P49900

HENRY SCHEIN, INC.

135 Duryea Road, Melville, New York 11747

This proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, hereby appoints Stanley M. Bergman and Michael S. Ettinger as proxies, each with the power to act alone and with the power of substitution and revocation, to represent the undersigned and to vote, as designated on the other side, all shares of common stock of Henry Schein, Inc. held of record by the undersigned on March 31, 2014, at the Annual Meeting of Stockholders to be held at 10:00 a.m. EDT on Wednesday, May 28, 2014 at the Melville Mariott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747 and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy. The Board of Directors recommends a vote “FOR” the proposals listed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side